Exhibit 10.21
EXECUTION VERSION

$80,000,000 CREDIT FACILITY
CREDIT AGREEMENT
Dated as of November 16, 2007
by and among
STUDY ISLAND, LLC,
as the Borrower,
THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES
GENERAL ELECTRIC CAPITAL CORPORATION
for itself, as a Lender, as L/C Issuer, Swingline Lender and as the Agent for all Lenders,
NEWSTAR FINANCIAL, INC., as
Syndication Agent,
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
as Lenders,
and
GE CAPITAL MARKETS, INC.
and
NEWSTAR FINANCIAL, INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I — THE CREDITS	1
1.1 Commitments	1
1.2 Loans	2
1.3 Borrowing Procedure	3
1.4 Evidence of Debt; Repayment of Loans	4
1.5 Fees	6
1.6 Interest on Loans	7
1.7 Termination and Reduction of Commitments	8
1.8 Interest Elections	9
1.9 Amortization of Term Borrowings	10
1.10 Optional and Mandatory Prepayments of Loans	11
1.11 Base Rate of Interest	14
1.12 Yield Protection	15
1.13 Breakage Payments	16
1.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs	17
1.15 Taxes	19
1.16 Mitigation Obligations; Replacement of Lenders	22
1.17 Swing Loans	23
1.18 Letters of Credit	25
1.19 Payments During an Event of Default	28

ARTICLE II — CONDITIONS PRECEDENT	29
2.1 Conditions of Initial Loans	29
2.2 Conditions to All Borrowings	31

ARTICLE III — REPRESENTATIONS AND WARRANTIES	32
3.1 Organization; Powers	32
3.2 Authorization; Enforceability	32
3.3 No Conflicts	32
3.4 Financial Statements; Projections	32
3.5 Properties	33
3.6 Intellectual Property	34
3.7 Equity Interests and Subsidiaries	34
3.8 Litigation; Compliance with Laws	34
3.9 Federal Reserve Regulations	35
3.10 Investment Company Act	35
3.11 Use of Proceeds	35
3.12 Taxes	35
3.13 No Material Misstatements	35
3.14 Labor Matters	36
3.15 Solvency	36
3.16 Employee Benefit Plans	36
3.17 Environmental Matters	37

3.18 Insurance	38
3.19 Collateral Documents	39
3.20 Foreign Assets Control Regulations and Anti-Money Laundering	40

ARTICLE IV — AFFIRMATIVE COVENANTS	40
4.1 Financial Statements, Reports, etc.	40
4.2 Litigation and Other Notices	42
4.3 Existence; Businesses and Properties	42
4.4 Insurance	43
4.5 Obligations and Taxes	44
4.6 Employee Benefits	45
4.7 Maintaining Records; Access to Properties	45
4.8 Use of Proceeds	45
4.9 Compliance with Environmental Laws; Environmental Reports	45
4.10 Interest Rate Protection	46
4.11 Additional Collateral; Additional Guarantors	46
4.12 Security Interests; Further Assurances	48
4.13 Information Regarding Collateral	48
4.14 Post-Closing Collateral Matters	48
4.15 Designation of Unrestricted Subsidiaries	48
4.16 Escrow Obligations	49

ARTICLE V — NEGATIVE COVENANTS	50
5.1 Indebtedness	50
5.2 Liens	52
5.3 Sale and Leaseback Transactions	55
5.4 Investment, Loan and Advances	55
5.5 Mergers and Consolidations	56
5.6 Asset Sales	57
5.7 Acquisitions	58
5.8 Dividends	58
5.9 Transactions with Affiliates	60
5.10 [Reserved]	61
5.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.	61
5.12 Limitation on Certain Restrictions on Subsidiaries	61
5.13 Business	62
5.14 Fiscal Year	62
5.15 No Further Negative Pledge	62

ARTICLE VI — FINANCIAL COVENANTS	63
6.1 Leverage Ratio	63
6.2 Interest Coverage Ratio	64
6.3 Fixed Charge Coverage Ratio	65

ARTICLE VII — EVENTS OF DEFAULT	65
7.1 Event of Default	65

7.2 Remedies	67
7.3 Rights Not Exclusive	68
7.4 Cash Collateral for Letters of Credit	68

ARTICLE VIII — THE AGENT	69
8.1 Appointment and Duties	69
8.2 Binding Effect	70
8.3 Use of Discretion	70
8.4 Delegation of Rights and Duties	70
8.5 Reliance and Liability	70
8.6 Agent Individually	72
8.7 Lender Credit Decision	72
8.8 Expenses; Indemnities	72
8.9 Resignation of Agent or L/C Issuer	73
8.10 Release of Collateral or Guarantors	74
8.11 Additional Secured Parties	74
8.12 Syndication Agent	75

ARTICLE IX — MISCELLANEOUS	75
9.1 Amendments and Waivers	75
9.2 Notices	77
9.3 Electronic Transmissions	78
9.4 No Waiver; Cumulative Remedies	79
9.5 Costs and Expenses	79
9.6 Indemnity	80
9.7 Marshaling; Payments Set Aside	81
9.8 Successors and Assigns	81
9.9 Assignments and Participations; Binding Effect	81
9.10 Confidentiality	84
9.11 Set-off; Sharing of Payments	84
9.12 Counterparts	85
9.13 Severability; Facsimile Signature	86
9.14 Captions	86
9.15 Independence of Provisions	86
9.16 Interpretation	86
9.17 No Third Parties Benefited	86
9.18 Governing Law and Jurisdiction	86
9.19 Waiver of Jury Trial	87
9.20 Entire Agreement; Release; Survival	87
9.21 Patriot Act	88
9.22 Replacement of Lender	88
9.23 Joint and Several	88
9.24 Creditor-Debtor Relationship	89

ARTICLE X — [INTENTIONALLY OMITTED.]	89

ARTICLE XI — DEFINITIONS	89

11.1 Defined Terms	89
11.2 Other Interpretive Provisions	122
11.3 Accounting Terms and Principles	123
11.4 Payments	123
11.5 Press Release and Related Matters	123

SCHEDULES

Schedule 1.1(a)	Term Loan Commitments
Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.7	Equity Interests
Schedule 3.17	Environmental
Schedule 3.18	Insurance
Schedule 4.14	Post-closing Matters
Schedule 4.16	Programs
Schedule 5.1(b)	Indebtedness
Schedule 5.2(c)	Liens
Schedule 5.4(b)	Investments
Schedule 5.6	Asset Sales
Schedule 5.9	Transactions with Affiliates
EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swing Loan Request
Exhibit 1.7	Form of Notice of Conversion/Continuation
Exhibit 1.15	Form of Non-Bank Certificate
Exhibit 2.1(h)	Form of Solvency Certificate
Exhibit 2.1(o)	Closing Checklist
Exhibit 4.1(d)	Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Revolving Note
Exhibit 11.1(e)	Form of SwingLine Note
Exhibit 11.1(f)	Form of Term Note

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of November 16, 2007, by and among Study Island, LLC, a Delaware limited liability company (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender) and L/C Issuer, and such Lenders.
W I T N E S S E T H:
     WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) and a term loan upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the Closing Dividend, (b) provide for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries and (c) fund certain fees and expenses associated with the foregoing;
     WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property;
     WHEREAS, Study Island Holdings, LLC, a Delaware limited liability company that owns all of the Equity Interests of Borrower (“Holdings”), is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Equity Interests of Borrower and substantially all of its other personal and real property to secure the Obligations;
     WHEREAS, subject to the terms hereof, certain of Borrower’s Domestic Subsidiaries are willing to guarantee all of the Obligations of Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I — THE CREDITS
     1.1 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

          (a) to make a Loan (a “Term Loan”) to Borrower on the Closing Date in the principal amount not to exceed its Commitment as set forth on Schedule 1.1(a) hereto (its “Term Loan Commitment”); and
          (b) to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan Commitment” (such amount as the same may be reduced or increased from time to time as a result of one or more assignments pursuant to Section 9.9, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. The “Maximum Revolving Loan Balance” from time to time will be the Aggregate Revolving Loan Commitment then in effect less the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans.
Amounts paid or prepaid in respect of the Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow the Revolving Loans.
     1.2 Loans.
          (a) Each Loan (other than Swing Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 1.18, (x) Base Rate Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 in the case of Term Loans and $250,000 in the case of Revolving Loans or (ii) equal to the remaining available balance of the applicable Commitments and (y) the LIBOR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million in the case of Term Loans and $250,000 in the case of Revolving Loans or (ii) equal to the remaining available balance of the applicable Commitments.
          (b) Subject to Sections 1.11 and 1.12, each Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Loans as the Borrower may request pursuant to Section 1.3. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten LIBOR Borrowings outstanding hereunder at any one time. For purposes of the foregoing,

Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Agent may designate not later than 1:00 p.m., New York City time, and the Agent shall promptly wire transfer the amounts so received to an account as directed by the Borrower in the applicable Notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with Section 1.2(c), above, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Agent, each of such Lender and Borrower severally agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Agent such corresponding amount pursuant to this Section 1.2(d) shall cease.
          (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the date specified the definition of the Revolving Termination Date or the Term Loan Maturity Date, as applicable.
     1.3 Borrowing Procedure. To request a Revolving Borrowing or Term Borrowing, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Notice of Borrowing to the Agent (i) in the case of a LIBOR Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify the following information.
          (a) the aggregate amount of such Borrowing;
          (b) the date of such Borrowing, which shall be a Business Day;

          (c) whether such Borrowing is to be an Base Rate Borrowing or a LIBOR Borrowing;
          (d) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
          (e) the location and number of Borrower’s account to which funds are to be disbursed;
          (f) that the conditions set forth in Sections 2.2(b), (c) and (d) have been satisfied as of the date of the notice.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     1.4 Evidence of Debt; Repayment of Loans.
          (a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.9, (ii) to the Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Termination Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swing Loan on the Revolving Termination Date; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swing Loans that were outstanding on the date such Borrowing was requested.
          (b) Lender and Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type, the designation of such Loan (Revolving Loan, Swing Loan or Term Loan) and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the

Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.
          (c) The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.
          (d) The Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(d), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent, each Lender and each L/C Issuer in the Term Loan, Revolving Loans, Swing Loans and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Agent from the Borrower and its application to the Obligations.
          (e) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

          (f) The Credit Parties, the Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.
          (g) Promissory Notes. Any Lender by written notice to the Agent may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Agent shall promptly notify the Borrower and Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit 11.1(d), 11.1(e) or 11.1(f) as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.9) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted assigns).
     1.5 Fees.
          (a) Unused Commitment Fee. Borrower agrees to pay to the Agent for the account of each Lender a commitment fee (an “Unused Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates; provided that any Unused Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender remains a Defaulting Lender; provided, further, that no Unused Commitment Fee shall accrue on any of the Revolving Loan Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued Unused Commitment Fees shall be payable in arrears (A) on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the Revolving Termination Date. Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Unused Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Letter of Credit Obligations of such Lender (and the Swing Loan obligations of any Lender shall be disregarded for all purposes).
          (b) Agent Fees. Borrower agrees to pay (i) to the Agent, for its own account, the administrative fees set forth in the Agent Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Agent (the “Agent Fees”) and (ii) to the Syndication Agent, for its own account, the syndication fees set forth in the Syndication Agent Fee Letter payable in the amounts and at the times separately agreed upon between Borrower and the Syndication Agent (the “Syndication Agent Fees”).
          (c) Letter of Credit and Fronting Fees. Borrower agrees to pay (i) to the Agent for the account of each Revolving Lender a participation fee (“Letter of Credit Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time applicable to LIBOR Revolving Loans pursuant to Section 1.6 on the average daily amount of such Lender’s Pro Rata Share of the Letter of Credit Obligations minus the amount of the fronting fee during the period from and including the Closing Date to but excluding the later of the date on which the Letter of Credit Obligations have been terminated or cash collateralized in accordance herewith, and (ii) to the L/C Issuer a fronting fee (the “Fronting Fee”) which shall accrue at the rate of 0.125% per annum (or such lesser rate as may be agreed between the Borrower and the L/C Issuer) on the average daily amount of the Letter of Credit Obligations during the period from and including the Closing Date to but excluding the later of Revolving Loan Termination Date and the date on which all Letter of Credit Obligations have been discharged or cash collateralized in accordance with the terms hereof, as well as the L/C Issuer’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued Letter of Credit Fees and Fronting Fees shall be payable in arrears (i) on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the Revolving Termination Date. Any such Fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the L/C Issuer pursuant to this paragraph shall be payable within 10 days after demand therefor. All Letter of Credit Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the fronting fees directly to the L/C Issuer. Once paid, none of the Fees shall be refundable under any circumstances.
     1.6 Interest on Loans.
          (a) Base Rate Loans. Subject to the provisions of Section 1.6(c), the Loans comprising each Base Rate Borrowing, including each Swing Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
          (b) LIBOR Loans. Subject to the provisions of Section 1.6(c), the Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

          (c) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Sections 7.1(a) or (b), if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 1.6 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 1.6(a) (in either case, the “Default Rate”).
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 1.6(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Base Rate Revolving Loan or a Swing Loan without a permanent reduction in Revolving Loan Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR Rate shall be determined by the Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
     1.7 Termination and Reduction of Commitments.
          (a) Termination of Commitments. The Term Loan Commitments shall automatically terminate, on the Closing Date upon the borrowing of the Term Loans on such date. The Revolving Loan Commitments, the Swingline Commitment and the commitment to issue Letters of Credit shall automatically terminate on the Revolving Termination Date.
          (b) Optional Terminations and Reductions. At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 and (ii) the Revolving Loan Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 1.10, the aggregate amount of Revolving Loans would exceed the Maximum Revolving Loan Balance.

          (c) Borrower Notice. The Borrower shall notify the Agent in writing of any election to terminate or reduce the Commitments under Section 1.7(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Loans shall be permanent. Each reduction of the Commitments of any Loans shall be made ratably among the Lenders in accordance with their respective Commitments with respect to such Loans.
     1.8 Interest Elections.
          (a) Generally. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten LIBOR Borrowings outstanding hereunder at any one time. This Section shall not apply to Swing Loans, which may not be converted or continued.
          (b) Notice of Conversion/Continuation. To make an election pursuant to this Section, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Notice of Conversion/Continuation in the form of Exhibit 1.7 to the Agent not later than the time that a Notice of Borrowing would be required under Section 1.3 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Notice of Conversion/Continuation shall be irrevocable. Each Notice of Conversion/Continuation shall specify the following information in compliance with Section 1.2:
     (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an Base Rate Borrowing or a LIBOR Borrowing; and
     (iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
     If any such Notice of Conversion/Continuation requests a LIBOR Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     Promptly following receipt of an Notice of Conversion/Continuation, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (c) Automatic Conversion to Base Rate Borrowing. If a Notice of Conversion/Continuation with respect to a LIBOR Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to an Base Rate Borrowing at the end of the Interest Period applicable thereto.
     1.9 Amortization of Term Borrowings. The principal amount of the Term Loan shall be paid in installments on the dates and in the respective amounts shown below (as adjusted from time to time pursuant to Section 1.10(g)):

Amount of Term
Date of Payment	Loan Payment
March 31, 2008	$175,000
June 30, 2008	$175,000
September 30, 2008	$175,000
December 31, 2008	$175,000
March 31, 2009	$175,000
June 30, 2009	$175,000
September 30, 2009	$175,000
December 31, 2009	$175,000
March 31, 2010	$175,000
June 30, 2010	$175,000

Amount of Term
Date of Payment	Loan Payment
September 30, 2010	$175,000
December 31, 2010	$175,000
March 31, 2011	$175,000
June 30, 2011	$175,000
September 30, 2011	$175,000
December 31, 2011	$175,000
March 31, 2012	$175,000
June 30, 2012	$175,000
September 30, 2012	$175,000
December 31, 2012	$175,000
March 31, 2013	$175,000
June 30, 2013	$175,000
September 30, 2013	$175,000
Term Loan Maturity Date	$65,975,000
     1.10 Optional and Mandatory Prepayments of Loans.
          (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 1.10; provided that each partial prepayment shall be in an amount that is (i) in the case of Base Rate Loans, an integral multiple of $100,000 and not less than $500,000 in the case of Term Loans and $250,000 in the case of Revolving Loans and (ii) in the case of LIBOR Loans, an integral multiple of $100,000 and not less than $1.0 million in the case of Term Loans and $250,000 in the case of Revolving Loans.
          (b) Revolving Loan Prepayments.
     (i) In the event of the termination of all the Revolving Loan Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swing Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 7.4.
     (ii) In the event of any partial reduction of the Revolving Loan Commitments, then (x) at or prior to the effective date of such reduction, the Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Loans, Swing Loans and Letters of Credit outstanding after giving effect thereto and (y) if the sum of thereof would exceed the aggregate amount of Revolving Loan Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swing Loans, second, repay or prepay Revolving Borrowings and, third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 7.4 (provided, however, that the demand required thereunder shall be deemed to have been delivered automatically), in an aggregate amount sufficient to eliminate such excess.
     (iii) In the event that the sum of all the outstanding Revolving Loans, Swing Loans, and Letters of Credit exceeds the Revolving Loan Commitments then in effect, Borrower shall, without notice or demand, immediately, first, repay or prepay Revolving Borrowings and, second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance herewith, in an aggregate amount sufficient to eliminate such excess.
     (iv) In the event that the aggregate face amount of Letters of Credit exceeds the $2,000,000 Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance herewith, in an aggregate amount sufficient to eliminate such excess.
          (c) Asset Sales. Not later than five Business Days following the receipt of any Net Proceeds of any Asset Sale by any Credit Party, Borrower shall make prepayments in accordance with Section 1.10(g) in an aggregate amount equal to 100% of such Net Proceeds; provided, that:
     (i) no such prepayment shall be required under this Section 1.10(c) with respect to (A) any Asset Sale permitted by Section 5.6(a), (c), (d), (e), (f), (g), (h), (i), (j), or (k), (B) the disposition of property which constitutes, or which is subject to, an Event of Loss, or (C) Asset Sales for fair market value resulting in less than $1,000,000 in Net Proceeds in the aggregate in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and
     (ii) so long as no Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Agent on or prior to such date stating that such Net Proceeds are expected to be reinvested (or committed to be reinvested) in assets used or useful in the business of the Borrower and its Restricted Subsidiaries within 9 months following the date of such Asset Sale; provided that if all or any portion of such Net Proceeds is not so reinvested within such 9 month period (or not committed to be reinvested within such 9 month period and not actually reinvested within 180 days after the expiration of such 9 month period), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 1.10(c).
          (d) Debt Issuance. Not later than five Business Days following the receipt of any Net Issuance Proceeds of any incurrence of Indebtedness (other than

Indebtedness permitted to be incurred under Section 5.1) by any Credit Party, Borrower shall make prepayments in accordance with Section 1.10(g) in an aggregate amount equal to 100% of such Net Issuance Proceeds.
          (e) Events of Loss. Not later than five Business Days following the receipt of any Net Proceeds from an Event of Loss by any Credit Party, Borrower shall make prepayments in accordance with Section 1.10(g) in an aggregate amount equal to 100% of such Net Proceeds; provided, that:
     (i) no such prepayment shall be required under this Section 1.10(e) with respect to Events of Loss resulting in less than $500,000 in Net Proceeds in the aggregate in any fiscal year; and
     (ii) so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Agent on or prior to such date stating that such proceeds are expected to be reinvested (or committed to be reinvested) in assets used or useful in the business of the Borrower and its Restricted Subsidiaries, no later than 9 months following the date of receipt of such proceeds; and
     (iii) if any portion of such Net Proceeds shall not be so applied within such 9 month period (or not committed to be reinvested within such 9 month period and not actually reinvested within 180 days after the expiration of such 9 month period), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 1.10(e).
          (f) Excess Cash Flow. Within five (5) Business Days after the earlier of the delivery of the Compliance Certificate accompanying delivery of the financial statements under Section 4.1(a)(ii) hereof (commencing with the fiscal year ending December 31, 2008) or the date such Compliance Certificate is required to be delivered, the Borrower shall deliver to the Agent, for distribution to the Lenders, an amount equal to (i) 75% of such Excess Cash Flow minus the amount of any voluntary prepayments of Term Loans and Revolving Loans (to the extent accompanied by a corresponding permanent reduction to the Revolving Loan Commitments) during such fiscal year if the Leverage Ratio as of the last day of such fiscal year is greater than 4.00:1.0, (ii) 50% of such Excess Cash Flow minus the amount of any voluntary prepayments of Term Loans and Revolving Loans (to the extent accompanied by a corresponding permanent reduction to the Revolving Loan Commitments) during such fiscal year if the Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.00:1.0 but greater than 3.25:1.0 or (iii) 25% of such Excess Cash Flow minus the amount of any voluntary prepayments of Term Loans and Revolving Loans (to the extent accompanied by a corresponding permanent reduction to the Revolving Loan Commitments) during such fiscal year if the Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.25:1.0 provided, that no such payment shall be required if the Leverage Ratio is less than or equal to 2.50:1.0, for application to the Loans in accordance with the provisions of subsection 1.10(g) hereof.
          (g) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and, if applicable, shall specify such selection in the notice of such prepayment pursuant to Section 1.10(h), subject to the provisions of this Section 1.10(g). Any optional prepayments of Term Loans pursuant to Section 1.10(a) shall be applied to the scheduled payments thereof as directed by the Borrower. Any mandatory prepayments pursuant to Section 1.10(c), (d), (e) or (f) shall be applied first, to the prepayment of the Term Loans until paid in full, and second, to the prepayment of outstanding Revolving Loans until paid in full (without a permanent reduction in the Revolving Loan Commitments). Any prepayments of Term Loans pursuant to Section 1.10(c), (d), (e) or (f) shall be applied to reduce scheduled installments required under Section 1.9 in direct order of maturity.
     Amounts to be applied pursuant to this Section 1.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first, to reduce outstanding Base Rate Term Loans and Base Rate Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay LIBOR Term Loans or LIBOR Revolving Loans, as applicable.
          (h) Notice of Prepayment. The Borrower shall notify the Agent (and, in the case of prepayment of a Swing Loan, the Swingline Lender) by written notice of any prepayment under Section 1.10(a) (i) in the case of prepayment of a LIBOR Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an Base Rate Borrowing, not later than 12:00 p.m., New York City time, on the same day of the date of prepayment and (iii) in the case of prepayment of a Swing Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 1.7, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 1.7. Each such notice shall specify the prepayment date, and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice (other than a notice relating solely to Swing Loans), the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Loan of the same Type as provided in Section 1.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 1.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 1.6.
     1.11 Base Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

          (a) the Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
          (b) the Agent is advised in writing by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
          (c) then the Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a LIBOR Borrowing, such Borrowing shall be made as an Base Rate Borrowing.
     1.12 Yield Protection.
          (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the L/C Issuer; or
     (ii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the L/C Issuer determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 1.12(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section 1.12 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) This Section 1.12 shall not apply to Taxes, which shall be governed exclusively by Section 1.15.
     1.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any LIBOR Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any LIBOR Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 1.16(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate (excluding any Applicable Margin) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 1.13 shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive and binding absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     1.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) Payments Generally. Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 1.12, 1.13, 1.15 or 9.5, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at 201 Merritt 7, Norwalk, CT, except payments to be made directly to the L/C Issuer or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 1.12, 1.13, 1.15 and 9.5 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.
          (b) Pro Rata Treatment.
     (i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
     (ii) Each payment on account of principal of the Term Loans pursuant to Section 1.9 shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders. Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (c) Insufficient Funds. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, reimbursement obligations with respect to Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and reimbursement obligations with respect to Letters of Credit that have been drawn then due hereunder ratably among the parties entitled thereto in accordance with the amounts of principal and reimbursement obligations then due to such parties.
          (d) Sharing of Setoff. If any Lender (and/or the L/C Issuer, which shall be deemed a “Lender” for purposes of this Section 1.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations to any assignee or participant, other than to a Credit Party (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 1.14(d) applies, such Secured Party shall to the extent practicable exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 1.14(d) to share in the benefits of the recovery of such secured claim.
          (e) Borrower Default. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, the Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
          (f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 1.2(c), 1.14(e), 1.17(d), 1.18(d), 1.18(e) or 8.8, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     1.15 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or any Other Taxes from or in respect of any such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law. The Loan Parties or the Agent, as the case may be, may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower are not required to pay additional amounts under this Section 1.15(a).

          (b) Payment of Other Taxes by Borrower. Without limiting the provisions of Section 1.15(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (c) Indemnification by Borrower. The Borrower shall indemnify and hold harmless the Agent, each Lender and the L/C Issuer, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than payable by reason of the action or inaction of the Agent, such Lender or the L/C Issuer, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
          (e) Status of Lenders. Any Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) two duly signed completed originals of Internal Revenue Service Form W 8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) two duly signed completed originals of Internal Revenue Service Form W 8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit K, or any other form approved by the Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation”

described in Section 881(c)(3)(C) of the Code and (y) two duly completed originals of Internal Revenue Service Form W 8BEN, or
     (iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.
          (f) Upon the request of the Agent or Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Agent, or Borrower, as the case may be, two duly signed completed originals of IRS Form W-9. If such Lender fails to deliver such forms, then the Agent or Borrower, as the case may be, may withhold from any interest payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Code, without reduction.
          (g) If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including attorney costs) of the Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Agent.
          (h) Treatment of Certain Refunds. If the Agent, a Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall promptly notify the Borrower of such refund and shall, within 15 days after receipt of such refund, pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the L/C Issuer in the event the Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
          (i) To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly executed, or because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including penalties and interest, and all expenses incurred.
     1.16 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 1.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 1.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 1.12 or 1.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to Borrower shall be conclusive absent manifest error.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 1.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 1.15, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 9.22, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.9), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) Borrower shall have paid to the Agent the processing and recordation fee specified in Section 9.9(c);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC

Disbursements and Swing Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 1.13), assuming for this purpose (in the case of a Lender being replaced pursuant to Section 9.22 that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 1.12 or payments required to be made pursuant to Section 1.15, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Requirements of Law.
The failure of any such Lender to execute an Assignment and Assumption or return any Notes to Borrower shall not render such assignment and delegation invalid. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
     1.17 Swing Loans.
          (a) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender agrees to make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from the Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (x) the funding date of any Borrowing of Revolving Loans and (y) the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).
          (b) Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to the Agent a notice to be received not later than 1:00 p.m. (New York time) on the day of the proposed Borrowing, which may be made in a writing substantially in the form of Exhibit 1.1(d) duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such Borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans (other than a Borrowing to refinance outstanding Swing Loans), the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to the Agent and, in turn, the Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.
          (c) Refinancing Swing Loans. The Swingline Lender or, subject to Sections 1.2 and 1.3, Borrower, may at any time forward a demand to the Agent (which the Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to the Agent, for the account of the Swingline Lender, such Revolving Lender’s Pro Rata Share of all or a portion of the outstanding Swing Loans. Each Revolving Lender shall pay such Pro Rata Share to the Agent for the account of the Swingline Lender if the notice or demand therefor was received by such Lender prior to 12:00 p.m. (New York time) on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Agent after 2:00 p.m. (New York time) shall be deemed to be received on the next Business Day. Upon receipt by the Agent of such payment (other than during the continuation of any Event of Default under Section 7.1(g) or 7.1(h)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 7.1(g) or 7.1(h), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.
          (d) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, the Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.
     1.18 Letters of Credit.
          (a) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of Holdings or any Restricted Subsidiary of Borrower), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Termination Date and 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:
          (A) (i) the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Balance or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $2,000,000 (the “L/C Sublimit”);
          (B) the expiration date of such Letter of Credit (i) is more than one year after the date of issuance thereof or (ii) is later than 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (ii) above; or
          (C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is issued for the account of Holdings or any Restricted Subsidiary of Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Agent or the Required Revolving Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
          (b) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and the Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing substantially the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.
          (c) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Revolving Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of the Agent (or any Revolving Lender through the Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
          (d) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Pro Rata Share of such Letter of Credit Obligations.
          (e) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Agent of such failure (and, upon receipt of such notice, the Agent shall forward a copy to each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.
          (f) Reimbursement Obligations of the Revolving Credit Lenders. Upon receipt of the notice described in clause (v) above from the Agent, each Revolving Lender shall pay to the Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under Section 7.1(g) or 7.1(h)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Obligations. Such participation shall not otherwise be required to be funded. Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received by such L/C Issuer after such payment by such Lender with respect to such portion.
          (g) Obligations Absolute. The obligations of the Borrower and the Revolving Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.18(g), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
     1.19 Payments During an Event of Default. During the continuance of an Event of Default, the Agent may, and shall upon the direction of Required Lenders apply any and all payments in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds received by the Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:
     first, to payment of costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;
     second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;
     third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent, Lenders and L/C Issuers;
     fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of L/C Reimbursement Obligations to the extent not then due and payable;
     fifth, to payment of any other amounts owing constituting Obligations; and
     sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

ARTICLE II — CONDITIONS PRECEDENT
     2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions:
          (a) Loan Documents. There shall have been delivered to the Agent an executed counterpart of each of the Loan Documents to be executed as of the Closing Date.
          (b) Corporate Documents. The Agent shall have received:
     (i) a certificate of a Responsible Officer of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate in this clause (i)); and
     (ii) a certificate as to the good standing of each Credit Party (in so-called “long form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).
          (c) Officers’ Certificate. The Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 2.2(c).
          (d) [Reserved].
          (e) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received the financial statements described in Section 3.4 and the forecasts of the financial performance of Borrower and its Restricted Subsidiaries.
          (f) Indebtedness and Minority Interests. No Credit Party shall have outstanding any material Indebtedness for borrowed money other than (i) the Loans and L/C Reimbursement Obligations hereunder, (ii) the Indebtedness listed on Schedule 5.1(b) and (iii) Indebtedness owed to Borrower or any Guarantor.

          (g) Opinions of Counsel. The Agent shall have received, on behalf of itself, the L/C Issuer and the Lenders, a favorable written opinion of Weil, Gotshal & Manges LLP, special counsel for the Credit Parties, in form and substance reasonably satisfactory to the Agent, (i) dated the Closing Date, (ii) addressed to the Agent, the L/C Issuer and the Lenders and (iii) covering such other matters relating to the Loan Documents as the Agent shall reasonably request.
          (h) Solvency Certificate. The Agent shall have received a solvency certificate in the form of Exhibit 2.1(h), dated the Closing Date and signed by a Responsible Officer of Borrower.
          (i) [Reserved].
          (j) Leverage Ratio. The Agent shall have received a certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower certifying that the Leverage Ratio for the trailing twelve months ending October 31, 2007 (with Consolidated Indebtedness calculated on a pro forma basis as of the Closing Date after giving effect to the Transactions and the Leverage Ratio calculated on a combined basis) is not greater than 4.50 to 1.00 and attaching calculations in support thereof; provided that for purposes of this clause (j), cash and Cash Equivalents shall be netted against Consolidated Indebtedness regardless of whether Control Agreements are in place.
          (k) Fees. The Arrangers and Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Latham & Watkins LLP, special counsel to the Agent, and the fees and expenses of any local counsel) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.
          (l) Personal Property Requirements. The Agent shall have received:
          (i) all certificates or instruments representing or evidencing the Equity Interests required to be pledged pursuant to the Guaranty and Security Agreement, accompanied by stock powers or instruments of transfer undated and endorsed in blank;
          (ii) UCC financing statements in appropriate form for filing under the UCC, and filings with the United States Patent and Trademark Office and the United States Copyright Office as may be necessary or appropriate or, in the reasonable opinion of the Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents; and
          (iii) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and such other searches that the Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or any other Liens acceptable to the Agent).
          (m) Insurance. The Agent shall have received a copy of, or a certificate as to coverage under, the property insurance policies required by Section 4.4, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement in form and substance reasonably satisfactory to the Agent.
          (n) USA Patriot Act. The Lenders shall have received, to the extent requested at least 5 Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
          (o) Other Documents. The Lenders shall have received, without duplication of the foregoing, the items set forth on the Closing Checklist.
     2.2 Conditions to All Borrowings.
     Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or Issue any Letter of Credit, unless, as of the date thereof:
          (a) Notice. The Agent (and, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing, Swingline Request or, as the case may be, L/C Request.
          (b) No Default. At the time of and immediately after giving effect to any Loan (or the Issuance of any Letter of Credit) and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.
          (c) Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (d) Pro Forma Financial Covenant Compliance. After giving pro forma effect to such Loan or Letter of Credit issuance as of the last day of the most recently ended Test Period for which financial statements have been delivered, the Borrower shall be in compliance with the covenants contained in Article VI.
Each of the delivery of a Notice of Borrowing, Swingline Request or L/C Request and the acceptance by the Borrower of the proceeds of any Loan or the Issuance of any Letter of

Credit shall constitute a representation and warranty by Borrower and each other Credit Party that as of the date thereof (both immediately before and after giving effect to such Loan (or the Issuance of such Letter of Credit) and the application of the proceeds thereof) the conditions contained in Sections 2.2(b) and (c) have been satisfied.
ARTICLE III — REPRESENTATIONS AND WARRANTIES
     Each Credit Party represents and warrants to the Agent and each Lender that:
     3.1 Organization; Powers. Each Credit Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in each case referred to in clause (b) or (c) above, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     3.2 Authorization; Enforceability. The execution, delivery and performance of the Loan Documents by each Credit Party party thereto are within such Credit Party’s powers and have been duly authorized by all necessary action on the part of such Credit Party. This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     3.3 No Conflicts. The execution, delivery and performance of the Loan Documents by each Credit Party party thereto (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Credit Party, (c) will not violate any Requirement of Law except to the extent such violation could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Credit Party or its property, or give rise to a right thereunder to require any payment to be made by any Credit Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Credit Party, except Liens created by the Loan Documents and Permitted Liens.
     3.4 Financial Statements; Projections.

          (a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings as of and for the fiscal years ended December 31, 2005 and December 31, 2006, (ii) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings for the period from January 10, 2007 through August 31, 2007, prepared in accordance with GAAP, and (iii) the consolidated balance sheets and related statement of income of Holdings for the periods from January 10, 2007 through September 30, 2007 and October 31, 2007, respectively (the financial statements referred to in clause (ii) and (iii), the “Unaudited Financial Statements”), in the case of the Unaudited Financial Statements, without year-end adjustments and footnotes. The Unaudited Financial Statements and all financial statements delivered pursuant to Sections 4.1(a)(i) and (b)(i) have been prepared in accordance with GAAP, and present fairly and accurately in all material respects the consolidated financial condition and results of operations and cash flows of Holdings and its Restricted Subsidiaries as of the dates and for the periods to which they relate, subject in the case of the Unaudited Financial Statements and the financial statements delivered pursuant to Section 4.1(b)(i), to the absence of footnotes and normal year-end audit adjustments.
          (b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.4(a), there are no liabilities of any Credit Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.
          (c) No Material Adverse Effect. Since August 31, 2007, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
          (d) [Reserved].
          (e) Forecasts. The forecasts of financial performance of Holdings and its subsidiaries heretofore furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable at the time of delivery of such forecasts and as of the Closing Date, it being understood that actual results may vary from such forecasts and that such variations may be material.
     3.5 Properties.
          (a) Generally. Each Credit Party has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and irregularities or deficiencies in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (b) Collateral. Each Credit Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for each Credit Party’s business as currently conducted, except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material

Adverse Effect. The use by each Credit Party of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Credit Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     3.6 Intellectual Property. Each Credit Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any valid basis for any such claim and the use of such Intellectual Property by each Credit Party does not infringe the rights of any person, except in each case for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     3.7 Equity Interests and Subsidiaries.
          (a) Equity Interests. Schedule 3.7 sets forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of their Equity Interests outstanding on the Closing Date. Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Guaranty and Security Agreement, free of any and all Liens, except (x) the security interest created by the Collateral Documents and (y) nonconsensual Liens permitted by Section 5.2. As of the Closing Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
          (b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Agent in any Equity Interests pledged to the Agent for the benefit of the applicable Secured Parties under the Guaranty and Security Agreement or the exercise by the Agent of the voting or other rights provided for in the Guaranty and Security Agreement or the exercise of remedies in respect thereof, except for those already obtained.
     3.8 Litigation; Compliance with Laws.

          (a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any business, property or rights of any Credit Party (i) that involve any Loan Document or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Except for matters covered by Sections 3.17 and 3.20, no Credit Party or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     3.9 Federal Reserve Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate such regulations.
     3.10 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     3.11 Use of Proceeds. Borrower will use the proceeds of (a) the Term Loan to (i) make a distribution to Holdings on the Closing Date to pay a portion of the Closing Dividend and (ii) pay related fees and expenses and the costs and expenses required to be paid pursuant to Section 2.1 and (b) the Revolving Loans and Swing Loans after the Closing Date for general corporate purposes.
     3.12 Taxes. Each Credit Party has (a) timely filed or caused to be timely filed all federal Tax Returns and all state, local and foreign Tax Returns required to have been filed by it and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves in accordance with GAAP or to the extent that failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.
     3.13 No Material Misstatements. As of the date hereof, to the knowledge of the Borrower, the written information, report, financial statement, certificate, Notice of Borrowing, Swingling Request, L/C Request, exhibit or schedule furnished by or on behalf of any Credit Party to the Agent or any Lender on or prior to the date hereof in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading; provided that (i) to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Credit Party represents only that it acted in good faith and utilized reasonable assumptions in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that actual results may vary from such forecasts and that such variations may be material and (ii) no representation is made with respect to information of a general economic or industry specific nature.
     3.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Credit Party pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party is bound.
     3.15 Solvency. On the Closing Date, immediately after the consummation of the Transactions (a) the fair value of the properties of the Credit Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Credit Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Credit Parties, taken as a whole, will not have unreasonably small capital with which to conduct their business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     3.16 Employee Benefit Plans. Each Credit Party and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations thereunder, except for such non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans by an amount that could reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Credit Party or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Credit Party has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Credit Party on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.
     3.17 Environmental Matters. Except as set forth in Schedule 3.17 or except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (a) The Credit Parties and their businesses, operations and Real Property are in compliance with, and the Credit Parties have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Credit Parties, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next three years;
          (b) The Credit Parties have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Credit Parties, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next three years;
          (c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of the Credit Parties, formerly owned, leased or operated by the Credit Parties or their predecessors in interest that could result in liability by the Credit Parties under any applicable Environmental Law;

          (d) There is no Environmental Claim pending or, to the knowledge of the Credit Parties, threatened against the Credit Parties or relating to the operations of the Credit Parties, or relating to the Real Property currently or, to the knowledge of the Credit Parties formerly, owned, leased or operated by the Credit Parties or their predecessors in interest, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;
          (e) No person with an indemnity or contribution obligation to the Credit Parties relating to compliance with or liability under Environmental Law is in default with respect to such obligation;
          (f) No Credit Party is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Credit Party is conducting or financing any investigation, remediation, response or other corrective action pursuant to any Environmental Law with respect to any Real Property or any other location;
          (g) No Real Property or facility owned, operated or leased by the Credit Parties and, to the knowledge of the Credit Parties, no Real Property or facility formerly owned, operated or leased by the Credit Parties or any of their predecessors in interest is (x) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (z) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
          (h) No Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Real Property or other assets of the Credit Parties;
          (i) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any applicable Environmental Law; and
          (j) The Credit Parties have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Credit Parties concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Credit Parties.
     3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Credit Party as of the Closing Date. Except as set forth on Schedule 3.18, each Credit Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
     3.19 Collateral Documents.
          (a) Security Agreement. The Guaranty and Security Agreement is effective to create in favor of the Agent for the benefit of the applicable Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral (other than Real Property) and (i) when financing statements and other filings in appropriate form are filed in the applicable offices and (ii) upon the taking of possession or control by the Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent possession or control by the Agent is required by the Guaranty and Security Agreement), the Liens created by the Guaranty and Security Agreement shall constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in such Collateral to the extent such Liens may be perfected by such filings or possession, in each case subject to no Liens other than Permitted Liens.
          (b) Copyright Office Filing. When the Guaranty and Security Agreement or a short form thereof is filed in the United States Copyright Office, the Liens created by the Guaranty and Security Agreement shall constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Copyrights (each as defined in the Guaranty and Security Agreement), in each case subject to no Liens other than Permitted Liens.
          (c) Mortgages. Each Mortgage to be executed and delivered after the date hereof in accordance with the provisions of Section 4.11 and 4.12 will, when delivered, be effective to create, in favor of the Agent, for its benefit and the benefit of the applicable Secured Parties, legal, valid and enforceable First Priority Liens on, and security interests in, the applicable Credit Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Agent, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 4.11 and 4.12, such Mortgage shall constitute perfected First Priority Liens on, and security interests in, all right, title and interest of such Credit Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.
          (d) Valid Liens. Each Collateral Document delivered pursuant to Sections 4.11 and 4.12 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the applicable Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Agent to the extent required by any

Collateral Document), such Collateral Document will constitute perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.
     3.20 Foreign Assets Control Regulations and Anti-Money Laundering.
          (a) OFAC. Neither any Credit Party nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to the best of its knowledge, engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) regulation or executive order.
          (b) Patriot Act. Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act.
          (c) FCPA. Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE IV — AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than with respect to contingent obligations under indemnification provisions as to which no claim is pending) shall have been paid in full and all Letters of Credit have been canceled or have expired (or cash collateralized on terms reasonably acceptable to the Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Credit Party will, and will cause each of its Restricted Subsidiaries to:
     4.1 Financial Statements, Reports, etc. Furnish to the Agent:
          (a) Annual Reports. As soon as available and in any event within 120 days after the end of each fiscal year, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year (or, in the case of the fiscal year ending December 31, 2007, for the period from January 10, 2007 to December 31, 2007) and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and for each such fiscal year ending on or after December 31, 2009 in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of Montgomery Coscia Greilich LLP or other independent public accountants of recognized standing (which opinion shall not be qualified as to scope or contain any going concern or other similar qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP, and (ii) for each fiscal year ending on or after December 31, 2008, a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to budgeted amounts and, for each such fiscal year ending on or after December 31, 2009, the previous fiscal year (it being understood that the information required by Section 4.1(a) may be furnished in the form of a Form 10-K);
          (b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each fiscal quarter, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year (or, in the case of the fiscal quarter ending December 31, 2007, the period from January 10, 2007 through December 31, 2007) and for each such fiscal quarter ending after the first anniversary of the Closing Date, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) with respect to each of the first three fiscal quarters in each fiscal year, a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to budgeted amounts and, for each such fiscal quarter ending after the first anniversary of the Closing Date, to the comparable periods in the previous fiscal year (it being understood that the information required by this Section 4.1(b) may be furnished in the form of a Form 10-Q);
          (c) Monthly Reports. Within 30 days after the end of each of the first two months of each fiscal quarter (commencing with the fiscal month ending November 30, 2007), the consolidated balance sheet of Holdings as of the end of such month and the related consolidated statements of income and cash flows of Holdings for such month and for the then elapsed portion of the fiscal year (or, in the case of the fiscal month ending November 30, 2007, for the period from January 10, 2007 through November 30, 2007), and for each such month ending after the first anniversary of the Closing Date in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (d) Financial Officer’s Certificate. Concurrently with any delivery of financial statements under Section 4.1(a)(i), (a)(ii) or (b)(i), a Compliance Certificate (A) certifying that no Default has occurred and is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) beginning with the fiscal quarter ending December 31, 2007, setting forth computations in reasonable detail demonstrating compliance with the covenants contained in Article VI and, concurrently with any delivery of financial statements under Section 4.1(a)(ii) above (commencing with the fiscal year ending December 31, 2008), setting forth Borrower’s calculation of Excess Cash Flow, and (C) showing a reconciliation of EBITDA to the net income set forth on the statement of income;
          (e) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;
          (f) Budgets. Within 60 days after the beginning of each fiscal year, a budget for Borrower, including balance sheets, statements of income and sources and uses of cash, for each fiscal quarter of such fiscal year prepared in detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is based on assumptions believed by Borrower to be reasonable at the time of delivery thereof, it being understood that actual results may vary from such budgets and that any such variation may be material; and
          (g) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of any Loan Document, as the Agent may reasonably request.
     4.2 Litigation and Other Notices. Furnish to the Agent written notice of the following promptly (and, in any event, within five Business Days of the Borrower obtaining knowledge thereof):
          (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Credit Party that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and
          (c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.
     4.3 Existence; Businesses and Properties.

          (a) Do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 5.5 or Section 5.6 or, in the case of any Restricted Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Do or cause to be done all things reasonably necessary to maintain the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business except where failure to do so would not individually or in the aggregate have a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decree and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good working order and condition (other than wear and tear occurring in the ordinary course of business and casualty and condemnation) and from time to time make, or cause to be made, all necessary repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times except, in each case, to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 4.3(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Credit Party in accordance with Section 5.5 or Section 5.6; (ii) the withdrawal by any Credit Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Credit Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.
     4.4 Insurance.
          (a) Generally. Maintain with financially sound and reputable insurers such insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations under similar circumstances, including general commercial liability insurance and insurance with respect to Mortgaged Properties and other properties material to the business of the Credit Parties against such casualties and contingencies and of such types and in such amounts (after giving effect to any self-insurance) with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.
          (b) Requirements of Insurance. All such property and casualty and liability insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Agent of written notice thereof, and (ii) name the Agent as mortgagee, loss payee or an additional insured, as applicable.

          (c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          (d) Broker’s Report. Deliver to the Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Agent may from time to time reasonably request.
          (e) Mortgaged Properties. No Credit Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Credit Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Credit Party may, at its own expense and after written notice to the Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 4.4 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 4.4.
     4.5 Obligations and Taxes.
          (a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Credit Party shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, or (ii) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
          (b) Tax Shelter Reporting. Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

     4.6 Employee Benefits. (a) Maintain each plan in compliance in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Agent (x) as soon as possible after, and in any event within 5 Business Days after any Responsible Officer of the Borrower knows that any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Credit Parties or any of their ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Credit Parties propose to take with respect thereto, and (y) upon request by the Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any ERISA Affiliate with the IRS with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Credit Party) as the Agent shall reasonably request.
     4.7 Maintaining Records; Access to Properties. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit any representatives designated by the Agent (or any Lender if accompanying the Agent) to visit and inspect the financial records and the property of such Credit Party at reasonable times during normal business hours and as reasonably requested with reasonable advance notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Agent (or any Lender if accompanying the Agent) to discuss the affairs, finances, accounts and condition of any Credit Party with the officers and employees thereof and advisors therefor (including independent accountants); provided, however, if no Event of Default has occurred and is continuing, the Agent and the Lenders collectively may visit and inspect the Credit Parties not more often than one time during any calendar year at Borrower’s expense (and each subsequent visit during such calendar year shall be at the expense of the visiting Lenders); provided, further, that after the occurrence and during the continuance of an Event of Default, the Agent (or any Lender if accompanying the Agent) (or any of their respective representatives or independent contractors) may do any of the foregoing at Borrower’s expense at any time during normal business hours with reasonable advance notice. The Agent and the Lenders shall give Borrower the opportunity to present in any discussions with Borrower’s accountants.
     4.8 Use of Proceeds. Use the proceeds of the Loans and incurrence of Letter of Credit Obligations only for the purposes set forth in Section 3.11.
     4.9 Compliance with Environmental Laws; Environmental Reports.
          (a) Comply, and take commercially reasonable steps to cause all lessees and other persons occupying Real Property of any Credit Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Credit Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or the failure to so undertake could not reasonably be expected to result in a Material Adverse Effect.
          (b) If an Event of Default caused by reason of a breach of Section 3.17 or Section 4.9(a) shall have occurred and be continuing for more than 60 days without the Credit Parties commencing activities reasonably likely to cure such Event of Default in accordance with Environmental Laws, at the written request of the Agent or the Required Lenders through the Agent, provide to the Lenders within 60 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Event of Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
     4.10 Interest Rate Protection. No later than the 120th day after the Closing Date, Borrower shall enter into, and thereafter maintain, Rate Contracts that result in at least 50% of the aggregate principal amount of the Term Loan being effectively subject to a fixed or maximum interest rate, which agreements shall provide for not less than a two (2) year term and containing such other terms as are customary.
     4.11 Additional Collateral; Additional Guarantors.
          (a) Subject to the terms of this Section 4.11, with respect to any property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 10 days after the acquisition thereof (or such later period acceptable to the Agent in its discretion)) (i) execute and deliver to the Agent amendments or supplements to the relevant Collateral Documents or such other documents as the Agent shall reasonably deem necessary or advisable to grant to the Agent, for its benefit and for the benefit of the other applicable Secured Parties, a First Priority Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.
          (b) With respect to any person that is or becomes a Restricted Subsidiary of a Credit Party after the Closing Date (other than an Excluded Subsidiary),

promptly (and in any event within 10 days after such person becomes a Restricted Subsidiary (or such later period acceptable to the Agent in its discretion)) (i) deliver to the Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party and (ii) if such new Restricted Subsidiary is a wholly owned Domestic Subsidiary, cause such new Restricted Subsidiary (A) to execute a joinder agreement to this Agreement and a joinder agreement to the Guaranty and Security Agreement, in each case in form and substance reasonably satisfactory to the Agent and (B) to take all actions reasonably necessary or advisable in the opinion of the Agent to cause the Lien created by the applicable Collateral Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Agent pursuant to clause (i) of this Section 4.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date; provided that this exception shall not apply to Equity Interests of any Foreign Subsidiary (other than a Foreign Subsidiary which is also an Immaterial Subsidiary) which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of all outstanding Equity Interests of such Foreign Subsidiary and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 4.11(b).
          (c) Promptly grant to the Agent within 10 days of the acquisition thereof (or such later period acceptable to the Agent in its discretion), a security interest in and Mortgage on each Real Property owned in fee by such Credit Party as is acquired by such Credit Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $250,000, in each case, as additional security for the applicable Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 5.2). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected First Priority Liens subject only to Permitted Liens or other Liens acceptable to the Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. The applicable Credit Party shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including (i) a title policy, (ii) any existing survey and (iii) a local counsel opinion, in each case in form and substance reasonably satisfactory to the Agent, in respect of such Mortgage).

     4.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens. Deliver or cause to be delivered to the Agent from time to time such other documentation in form and substance reasonably satisfactory to the Agent as the Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents. During the continuation of an Event of Default, upon the exercise by the Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Agent may reasonably require. If the Agent reasonably determines that it is required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Credit Party constituting Collateral, Borrower shall provide to the Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Agent.
     4.13 Information Regarding Collateral. If any Credit Party shall effect any change (i) in such Credit Party’s legal name, (ii) in such Credit Party’s organizational identification number, if any, or (iii) in such Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), it shall give the Agent 5 Business Days prior written notice (or such shorter period acceptable to the Agent in its discretion) of any such change, clearly describing such change and providing such other information in connection therewith as the Agent may reasonably request. Each Credit Party agrees to promptly provide the Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.
     4.14 Post-Closing Collateral Matters. Unless waived or the time periods are extended by the Agent in its discretion, execute and deliver the documents and complete the tasks set forth on Schedule 4.14, in each case within the time limits specified on such schedule.
     4.15 Designation of Unrestricted Subsidiaries. Holdings may at any time designate any of its Subsidiaries (other than the Borrower) to be an Unrestricted Subsidiary (or any Unrestricted Subsidiary to be a Restricted Subsidiary) for purposes of this Agreement by delivering to the Agent a certificate of a Responsible Officer of Holdings, attaching a copy of a resolution of its board of directors setting forth such designation and stating that the conditions set forth in this Section 4.15 have been satisfied with respect to such designation; provided that no such designation shall be effective unless (a) at the time of such designation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) no Credit Party is directly or indirectly liable for any Indebtedness of such Subsidiary, other than to the extent permitted by Sections 5.1 and 5.4, (c) the aggregate of all assets owned or annual Consolidated EBITDA generated by all Unrestricted Subsidiaries shall not exceed 5% of all assets owned or annual Consolidated EBITDA generated by Holdings and its Subsidiaries on a consolidated basis as of the date of the financial statements most recently delivered hereunder, (d) immediately after giving effect to such designation, Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Article VI , (e) all Liens and guaranties in favor of Agent with respect to the Obligations granted by that Subsidiary shall be released, and that Subsidiary shall cease to be a Credit Party and (f) with respect to the designation of a Subsidiary to be an Unrestricted Subsidiary, all Lenders shall have provided their consent to such designation. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the net book value of Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time to the extent surviving such designation.
     4.16 Escrow Obligations.
          (a) Within 90 days after the Closing Date (or such later date acceptable to the Agent), the Agent and the Borrower shall negotiate an escrow agreement (the “Escrow Agreement”), in form and substance reasonably satisfactory to the Agent and the Borrower, with Iron Mountain Intellectual Property Management, Inc. (or another escrow agent reasonably acceptable to the Agent and the Borrower) (the “Escrow Agent”). Upon the occurrence and during the continuation of an Event of Default, at the request of Agent, Borrower, Agent and the Escrow Agent shall within five (5) Business Days of such request enter into the Escrow Agreement (and maintain in good standing at Borrower’s expense), pursuant to which Borrower shall deposit (or cause to be deposited) as soon as practicable but in no event later than five (5) Business Days following the effective date thereof, the Deposit Materials, which shall thereafter be kept in escrow for the benefit of Lenders in accordance with the provisions of this Section 4.16 and the Escrow Agreement. The Deposit Material shall only be released by the Escrow Agent upon an acceleration of any or all the Obligations pursuant to Section 7.2 hereof and receipt of Agent’s written notice in the form attached to the Escrow Agreement directing the release of the Deposit Material to Agent (subject to the provisions of the Escrow Agreement). Upon the release of the Lien on the Deposit Material pursuant to Section 8.10(b)(iii) hereof, the Agent and Borrower shall jointly instruct the Escrow Agent to terminate the Escrow Agreement and return the Deposit Materials to Borrower. In the event that the Escrow Agreement is terminated, cancelled, or expires prior to the release of the Deposit Material in accordance with this Section 4.16(a), Borrower (with the reasonable assistance of Agent) shall cause the Deposit Material to be placed in escrow with a successor escrow agent selected by Agent and reasonably acceptable to Borrower under terms and conditions that are substantially similar to those in the Escrow Agreement.

          (b) Following the initial deposit of the Deposit Material with Escrow Agent, until such time as the Deposit Materials are released in accordance with the terms of Section 4.16(a):
          (i) within five (5) Business Days of the end of each fiscal quarter, Borrower shall deposit (or cause to be deposited) with Escrow Agent updated copies of the Deposit Material (or if specified by Agent, updated copies of only the Technical Material or the Customer and Content Material);
          (ii) upon Agent’s request, Borrower shall deposit (or cause to be deposited) with Escrow Agent updated copies of the Deposit Material (or if specified by Agent, updated copies of only the Technical Material or the Customer and Content Material); provided, however, that the Agent may make a request pursuant to this clause (ii) not more than one time per fiscal quarter; and
          (iii) as soon as practicable (but in any event within five (5) Business Days) after any material changes, enhancements, supplements, corrections, additions or other modifications to any of the Technical Material that have been expressly approved by the Board of Managers of Holdings (“Modifications”) are put into production, Borrower shall deposit (or cause to be deposited) with Escrow Agent updated copies of all Technical Material.
ARTICLE V — NEGATIVE COVENANTS
     Each Credit Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than with respect to contingent obligations under indemnification provisions as to which no claim is pending) have been paid in full and all Letters of Credit have been canceled or have expired (or cash collateralized on terms reasonably acceptable to the Agent) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Credit Party will, nor will they cause or permit any Restricted Subsidiaries to:
     5.1 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
     (a) Indebtedness incurred under this Agreement and the other Loan Documents;
     (b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 5.1(b) and (ii) Permitted Refinancings of the Indebtedness referred to in clause (i);
     (c) Indebtedness under Rate Contracts, in each case entered into for bona fide business purposes and not for speculative purposes; provided that if such obligations relate to interest rates, (i) such obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such obligations relate;
     (d) Indebtedness permitted by Section 5.4(f) and (i);
     (e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and modifications, refinancings, refundings, renewals or extensions thereof, in an aggregate amount not to exceed $1,500,000 at any time outstanding;
     (f) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $1,500,000 at any time outstanding;
     (g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Credit Party or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of any Credit Party or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);
     (h) Contingent Obligations in respect of Indebtedness otherwise permitted under this Section 5.1;
     (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
     (j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (k) other Indebtedness of the Credit Parties or any Restricted Subsidiary in an aggregate amount not to exceed $1,000,000 at any time outstanding;
     (l) (i) Indebtedness (A) assumed in connection with any Permitted Acquisition in an aggregate amount not to exceed (x) $5,000,000 of secured Indebtedness and (y) $10,000,000 of total Indebtedness; provided that such Indebtedness is not incurred in anticipation or contemplation of such Permitted Acquisition, and modifications, refinancings, refundings, renewals or extensions thereof, or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Agent, and having no cash payment requirement prior to 91 days after the Term Loan Maturity Date and having terms and conditions and issued pursuant to documentation reasonably satisfactory to the Agent, in each case, so long as both immediately prior and after giving effect thereto no Event of Default shall exist or result and (ii) any Permitted Refinancing in respect thereof;
     (m) Indebtedness representing deferred compensation to employees of Borrower or any Credit Party or any Restricted Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding;
     (n) cash management obligations and other Indebtedness in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts;
     (o) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
     (p) Indebtedness which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments, earnouts and similar obligations in connection with Investments, Permitted Acquisitions or Asset Sales permitted hereunder;
     (q) Contingent Obligations under guarantees (other than guarantees of Indebtedness) entered into in the ordinary course of business;
     (r) Contingent Obligations incurred by any Credit Party or any Restricted Subsidiary with respect to operating leases and other obligations of any Credit Party that do not constitute Indebtedness entered into in the ordinary course of business;
     (s) Indebtedness of any Credit Party or any Restricted Subsidiary supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;
     (t) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 5.2; and
     (u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) of this Section 5.1.
     5.2 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

          (a) Liens for taxes, assessments or governmental charges or levies that are not overdue for a period of more than 60 days or, if more than 60 days overdue, (i) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) which could not reasonably be expected to have a Material Adverse Effect.
          (b) Liens in respect of property of any Credit Party or any Restricted Subsidiary imposed by Requirements of Law or contract, which were incurred in the ordinary course of business and do not secure Indebtedness, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens, and which secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, (i) such Lien is being contested in good faith by appropriate proceedings with adequate reserves with respect thereto having been established in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;
          (c) any Lien in existence on the Closing Date and set forth on Schedule 5.2(c) and any modification, replacement, renewal or extension thereof; provided that (i) such Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated into the property covered by such Lien and (ii) the amount secured or benefited thereby is not increased;
          (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness for borrowed money, or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Credit Parties and the Restricted Subsidiaries at such Real Property;
          (e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default under Section 7.1(i) or securing appeal or other surety bonds relating to such judgments;
          (f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

          (g) leases, licenses, subleases or sublicenses of the properties of any Credit Party or any Restricted Subsidiary, in each case entered into in the ordinary course of business so long as such leases, licenses, subleases or sublicenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Credit Party or any Restricted Subsidiary, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
          (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Credit Party or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of such Credit Party or such Restricted Subsidiary;
          (i) Liens securing Indebtedness incurred pursuant to Section 5.1(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Credit Party;
          (j) (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness, and (ii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
          (k) Liens securing Indebtedness permitted pursuant to Section 5.1(l)(i)(A)(x); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders in any material respect than such existing Lien;
          (l) Liens granted pursuant to the Collateral Documents to secure the Obligations;
          (m) licenses of Intellectual Property granted by any Credit Party or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Credit Parties and the Restricted Subsidiaries;
          (n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
          (o) Liens securing Indebtedness of any Foreign Subsidiary incurred pursuant to Section 5.1(f); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness; provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Equity Interests constituting Collateral, other than Liens granted pursuant to the Collateral Documents;
          (p) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in any Permitted Acquisition or any other Investment permitted by this Agreement to be applied against the purchase price for such Permitted Acquisition or Investment, (ii) consisting of an agreement to dispose of any property in a permitted Asset Sale and (iii) earnest money deposits of cash or Cash Equivalents made by any Credit Party or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; and
          (q) other Liens of any Credit Party or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $1,000,000 at any time outstanding.
     5.3 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 5.6 and (ii) any Liens arising in connection with its use of such property are permitted by Section 5.2.
     5.4 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
          (a) [reserved];
          (b) Investments outstanding on the Closing Date and identified on Schedule 5.4(b);
          (c) the Credit Parties and the Restricted Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
          (d) obligations with respect to Rate Contracts incurred pursuant to Section 5.1(c);

          (e) loans and advances to directors, employees and officers of the Credit Parties and the Restricted Subsidiaries for travel, entertainment, relocation or similar business purposes in an aggregate amount not to exceed $500,000 at any time outstanding;
          (f) Investments (i) by Borrower in any Subsidiary that is a Credit Party, (ii) by Holdings in Borrower or any Subsidiary that is a Credit Party, (iii) by a Subsidiary that is a Credit Party in another Subsidiary that is a Credit Party or in Holdings or Borrower and (iv) by a Restricted Subsidiary that is not a Credit Party in Holdings, Borrower or any other Restricted Subsidiary;
          (g) Investments in trade creditors, or customers, suppliers or account debtors received in satisfaction or partial satisfaction of obligations owing to it or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers, suppliers or account debtors;
          (h) Investments made by Borrower or any Credit Party or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 5.6;
          (i) Investments by Borrower or any Credit Party to any Foreign Subsidiaries that are not Credit Parties in an aggregate amount not to be exceed $500,000 per fiscal year;
          (j) promissory notes or other obligations of directors, officers or other employees of a Credit Party or a Restricted Subsidiary in connection with such directors’, officers’ or employees’ purchase of Equity Interests of Holdings, so long as no cash is advanced by any Credit Party or any Restricted Subsidiary in connection with such Investment;
          (k) so long as no Event of Default has occurred and is continuing, other Investments in an aggregate amount not to exceed $5,000,000 plus the Available Amount, plus the Available Cash;
          (l) Permitted Acquisitions otherwise permitted by Section 5.7; and
          (m) Investments consisting of Indebtedness, Liens, Sale and Leaseback Transactions, mergers and consolidations, Asset Sales and Dividends permitted under Section 5.1, 5.2, 5.3, 5.5, 5.6 and 5.8, respectively.
     5.5 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:
          (a) [reserved];
          (b) Asset Sales in compliance with Section 5.6;

          (c) acquisitions in compliance with Section 5.7;
          (d) any Credit Party (other than Holdings) or any Restricted Subsidiary may merge or consolidate with or into the Borrower or any Subsidiary that is a Credit Party (as long as the Borrower is the surviving person in the case of any merger or consolidation involving the Borrower and a Subsidiary that is a Credit Party is the surviving person and remains a Subsidiary of Holdings in any other case); provided that, the Lien on and security interest in such property granted or to be granted in favor of the Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 4.11 or Section 4.12, as applicable;
          (e) any Restricted Subsidiary that is not a Credit Party may merge or consolidate with or into another Restricted Subsidiary that is not a Credit Party; and
          (f) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that any assets or other distribution from such liquidation, dissolution or winding up be the distributed to one or more Credit Parties or if such Restricted Subsidiary is owned by a non-Credit Party and is itself not a Credit Party, to any other Restricted Subsidiary.
To the extent the Required Lenders waive the provisions of this Section 5.5 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.5, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Collateral Documents, and the Agent shall take all actions they deem appropriate in order to effect the foregoing.
     5.6 Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:
          (a) disposition of used, worn out, obsolete or surplus property, or any property no longer useful in the conduct of the business of the Credit Parties and the Restricted Subsidiaries taken as a whole, by any Credit Party or any Restricted Subsidiary in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties and the Restricted Subsidiaries taken as a whole;
          (b) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) (other than the Asset Sales listed on Schedule 5.6) shall not exceed $1,000,000 in the aggregate in any fiscal year and at least 80% of the consideration from any such Asset Sale shall be in the form of cash or Cash Equivalents;
          (c) leases, licenses, subleases or sublicenses of real or personal property in the ordinary course of business;
          (d) [reserved];

          (e) mergers and consolidations in compliance with Section 5.5;
          (f) Investments in compliance with Section 5.4;
          (g) any Restricted Subsidiary may dispose of any or all of its assets to Borrower or any Credit Party;
          (h) any Restricted Subsidiary that is not a Credit Party may dispose of any or all of its assets to another Restricted Subsidiary that is not a Credit Party;
          (i) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; the disposition of property as a result of an Event of Loss;
          (j) dispositions of tangible property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; and
          (k) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sale arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements.
To the extent the Required Lenders waive the provisions of this Section 5.6 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.6, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Collateral Documents, and the Agent shall take all actions they deem appropriate in order to effect the foregoing.
     5.7 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the property and assets or business of another person, or assets constituting a business unit, line of business, or division of another person, except that the following shall be permitted:
          (a) Investments in compliance with Section 5.4;
          (b) [reserved];
          (c) Permitted Acquisitions; and
          (d) mergers and consolidations in compliance with Section 5.5;
provided that the Lien on and security interest in such property granted or to be granted in favor of the Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 4.11 or Section 4.12, as applicable.
     5.8 Dividends. Authorize, declare, pay or set aside funds for, directly or indirectly, any Dividends with respect to any Credit Party, except that the following shall be permitted:

          (a) Dividends by any Restricted Subsidiary so long as, in the case of any Dividend payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such Dividend in accordance with its Equity Interests in such class or series;
          (b) payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings (or its direct or indirect parent), to repurchase or redeem Qualified Capital Stock of Holdings or any direct or indirect parent thereof held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Credit Party or any Restricted Subsidiary, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) $1,000,000; provided, that such amount shall be automatically reduced to $250,000 upon the occurrence and during the continuance of an Event of Default and reduced to $0 if an Event of Default under Sections 7.1(a) or (b) is continuing, plus (y) so long as no Event of Default has occurred and is continuing, the amount of any Net Issuance Proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Holdings or any direct or indirect parent thereof to officers, directors or employees of any Credit Party or any Restricted Subsidiary that have not been used to make any repurchases, redemptions or payments under this clause (b) or utilized to make acquisitions under Section 5.7(c) or to pay dividends under Section 5.8(g), plus (z) so long as no Event of Default has occurred and is continuing, the net cash proceeds of any “key-man” life insurance policies of any Credit Party or any Restricted Subsidiary that have not been used to make any repurchases, redemptions or payments under this clause (b);
          (c) (i) to the extent actually used by Holdings or its direct or indirect parent to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings or its direct or indirect parent in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and its direct or indirect parent and (ii) payments by Borrower to or on behalf of Holdings or its direct or indirect parent in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings or its direct or indirect parent, in the case of clauses (i) and (ii) in an aggregate amount not to exceed $500,000 in any fiscal year;
          (d) whether or not a Default or Event of Default has occurred or is continuing, Permitted Tax Distributions;
          (e) the payments contemplated by Section 5.9(h);
          (f) Dividends payable solely in Equity Interests (other than Disqualified Capital Stock) of Holdings or the Borrower;

          (g) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and so long as the Leverage Ratio as of the Test Period last ended determined after giving pro forma effect to such dividend is less than 2.5 to 1.0, Borrower may pay dividends to Holdings and Holdings may pay such dividends to its equityholders; provided that the aggregate amount of dividends paid pursuant to this clause (g) shall not exceed the Available Amount;
          (h) so long as no Event of Default has occurred and is continuing, payments by the Borrower and its Restricted Subsidiaries to the Sponsor made for any monitoring, oversight, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, in amounts not to exceed $500,000 in any fiscal year;
          (i) Dividends to Holdings (or any direct or indirect parent thereof) the proceeds of which are used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Equity Interests in an amount not to exceed $100,000 in any fiscal year;
          (j) Dividends constituting non-cash repurchases of Equity Interests of Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants (or equivalent) if such Equity Interests represent a portion of the exercise price of such options or warrants; and
          (k) The Closing Dividend; provided, that with respect to clause (b) of the definition thereof, (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the Leverage Ratio as of the most recently ended fiscal quarter for which financial statements have been delivered on a Pro Forma Basis is not greater than 4.50 to 1.0; and (iii) Borrower has at least $2,000,000 in cash or Cash Equivalents on hand or on deposit net of the outstanding principal balance of the Revolving Loan after giving effect to such Dividend.
     5.9 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Credit Party (other than between or among the Credit Parties and the Restricted Subsidiaries) involving aggregate payments or other consideration in excess of $500,000, other than on terms and conditions at least as favorable to such Credit Party or such Restricted Subsidiary as would reasonably be obtained by such Credit Party or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
          (a) Dividends permitted by Section 5.8;
          (b) Investments permitted by Sections 5.4(e), (f), (i) and (j);
          (c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

          (d) [reserved];
          (e) [reserved];
          (f) sales of Qualified Capital Stock of Holdings to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;
          (g) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Capital Stock of Holdings;
          (h) the reimbursement of fees and expenses incurred by Sponsor and its Affiliates in connection with the Transactions on the Closing Date as set forth on the funds flow memorandum delivered by Borrower to Agent prior to the Closing Date;
          (i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, the directors or managers of Holdings or any direct or indirect parent thereof; and
          (j) the transactions in existence on the Closing Date and set forth on Schedule 5.9.
     5.10 [Reserved].
     5.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:
          (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption or any other cash payment of Subordinated Indebtedness, except in an amount up to the Available Amount and Available Cash; or
          (b) amend or modify, or permit the amendment or modification of, any provision of any Organizational Document in any manner that is adverse in any material respect to the interests of the Lenders.
     5.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Restricted Subsidiary, or pay any Indebtedness owed to Borrower or a Restricted Subsidiary, (b) make loans or advances to Borrower or any Restricted Subsidiary or (c) transfer any of its properties to Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 5.2 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.6 pending the consummation of such sale; (vii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower; (viii) without affecting the Credit Parties’ obligations under Section 4.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xi) in the case of any joint venture which is not a Credit Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
     5.13 Business.
          (a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) obligations under the Loan Documents, (iii) activities and properties incidental to the foregoing clauses (i) and (ii), (iv) the maintenance of its existence and legal, tax and accounting matters in connection with any activity otherwise expressly permitted hereunder and (v) non-consensual obligations and Liens permitted hereunder.
          (b) With respect to Borrower and the Restricted Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Restricted Subsidiaries are engaged on the Closing Date (or which are similar, reasonably related, incidental, ancillary or complementary thereto or are reasonable extensions thereof).
     5.14 Fiscal Year. Change its fiscal year-end to a date other than December 31.
     5.15 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 5.2 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.6 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary, (d) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
ARTICLE VI — FINANCIAL COVENANTS
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     6.1 Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio at the date set forth in the table below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
December 31, 2007	5.50:1.0
March 31, 2008	5.50:1.0
June 30, 2008	5.50:1.0
September 30, 2008	5.50:1.0
December 31, 2008	4.50:1.0
March 31, 2009	4.50:1.0
June 30, 2009	4.50:1.0
September 30, 2009	4.50:1.0
December 31, 2009	3.50:1.0
March 31, 2010	3.50:1.0
June 30, 2010	3.50:1.0
September 30, 2010	3.50:1.0
December 31, 2010	2.50:1.0

Date	Maximum Leverage Ratio
March 31, 2011	2.50:1.0
June 30, 2011	2.50:1.0
September 30, 2011	2.50:1.0
December 31, 2011	2.00:1.0
March 31, 2012	2.00:1.0
June 30, 2012	2.00:1.0
September 30, 2012	2.00:1.0
December 31, 2012	2.00:1.0
March 31, 2013	2.00:1.0
June 30, 2013	2.00:1.0
September 30, 2013	2.00:1.0
; provided that solely with respect to the December 31, 2007 date in the table above, cash and Cash Equivalents shall be netted against Consolidated Indebtedness regardless of whether Control Agreements are in place.
     6.2 Interest Coverage Ratio. The Credit Parties shall not permit the Interest Coverage Ratio for any Test Period ending as of the end of a fiscal quarter set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Interest Coverage Ratio
March 31, 2008	1.90:1.0
June 30, 2008	1.90:1.0
September 30, 2008	1.90:1.0
December 31, 2008	2.10:1.0
March 31, 2009	2.10:1.0
June 30, 2009	2.10:1.0
September 30, 2009	2.10:1.0
December 31, 2009	2.50:1.0
March 31, 2010	2.50:1.0
June 30, 2010	2.50:1.0
September 30, 2010	2.50:1.0
December 31, 2010	2.65:1.0
March 31, 2011	2.65:1.0
June 30, 2011	2.65:1.0
September 30, 2011	2.65:1.0
December 31, 2011	2.75:1.0
March 31, 2012	2.75:1.0
June 30, 2012	2.75:1.0
September 30, 2012	2.75:1.0
December 31, 2012	2.75:1.0
March 31, 2013	2.75:1.0
June 30, 2013	2.75:1.0
September 30, 2013	2.75:1.0

     6.3 Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio for any Test Period ending as of the end of a fiscal quarter set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio
March 31, 2008	1.25:1.0
June 30, 2008	1.25:1.0
September 30, 2008	1.25:1.0
December 31, 2008	1.40:1.0
March 31, 2009	1.40:1.0
June 30, 2009	1.40:1.0
September 30, 2009	1.40:1.0
December 31, 2009	1.50:1.0
March 31, 2010	1.50:1.0
June 30, 2010	1.50:1.0
September 30, 2010	1.50:1.0
December 31, 2010	1.60:1.0
March 31, 2011	1.60:1.0
June 30, 2011	1.60:1.0
September 30, 2011	1.60:1.0
December 31, 2011	1.70:1.0
March 31, 2012	1.70:1.0
June 30, 2012	1.70:1.0
September 30, 2012	1.70:1.0
December 31, 2012	1.70:1.0
March 31, 2013	1.70:1.0
June 30, 2013	1.70:1.0
September 30, 2013	1.70:1.0
ARTICLE VII — EVENTS OF DEFAULT
     7.1 Event of Default. Any of the following shall constitute an “Events of Default”:
          (a) default shall be made in the payment of any principal of any Loan or any L/C Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including any date set forth in Section 1.8(a)) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
          (b) default shall be made in the payment of (i) any interest on any Loan or (ii) any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

          (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or Issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (d) (i) default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in Article V or VI or (ii) default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in Section 4.1 or Section 4.2 and such default shall continue for five (5) Business Days;
          (e) default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Agent to Borrower;
          (f) any Credit Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate outstanding principal amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $750,000 at any one time (provided that, in the case of obligations with respect to Rate Contracts, the amount counted for this purpose shall be the amount payable by all Credit Parties if such obligations were terminated at such time); provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of a sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Credit Party or of a substantial part of the property of any Credit Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property of any Credit Party; or (iii) the winding-up or liquidation of any Credit Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of the property of any Credit Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (i) one or more judgments, orders or decrees for the payment of money (not paid or fully covered by insurance (subject to any applicable deductible) as to which the insurer has not disputed or otherwise contested coverage in writing) in an aggregate amount in excess of $750,000 shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;
          (j) one or more ERISA Events or similar event with respect to Foreign Plans shall have occurred that, when taken together with all other such ERISA Events or similar events with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (k) other than with respect to Collateral not exceeding $100,000 in the aggregate, any security interest and Lien purported to be created by any Collateral Document shall cease to be in full force and effect, or shall cease to create a valid and perfected First Priority security interest in and Lien on all of the Collateral thereunder subject to Permitted Liens in favor of the Agent, except as otherwise expressly provided in this Agreement or such Collateral Document or to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to it representing Pledged Collateral or to file Uniform Commercial Code continuation statements;
          (l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Credit Party seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party shall repudiate or deny in writing any portion of its liability or obligation for the Obligations; or
          (m) there shall have occurred a Change in Control.
     7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may, and shall at the request of the Required Lenders:

          (a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;
          (b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any Event of Default specified in subsections 7.1(f) or 7.1(g) above, the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Lender or the L/C Issuer.
     7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
     7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then the Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and the Borrower shall thereupon deliver to the Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

ARTICLE VIII — THE AGENT
     8.1 Appointment and Duties.
          (a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
          (b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(h) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
          (c) Limited Duties. Under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii)

shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
     8.2 Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
     8.3 Use of Discretion
          (a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
          (b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
     8.4 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by the Agent.
     8.5 Reliance and Liability.
          (a) The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
          (b) None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and L/C Issuer hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:
          (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);
          (ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
          (iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and
          (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and L/C Issuer hereby waives and agrees not to assert any right, claim or cause of action it might have against the Agent based thereon.
     8.6 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, or engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders or Required Revolving Lenders, respectively.
     8.7 Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders or L/C Issuers, the Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.
     8.8 Expenses; Indemnities.
          (a) Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

          (b) Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
     8.9 Resignation of Agent or L/C Issuer.
          (a) The Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
          (b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
          (c) Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C

Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.
     8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
          (a) any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Equity Interests of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.11; and
          (b) any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.11 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(e) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations (except as otherwise permitted pursuant to clause (C) below) and all other Obligations under the Loan Documents (other than contingent indemnification obligations as to which no claim is pending) and all Obligations arising under Secured Rate Contracts that the Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, and (C) deposit of cash collateral with respect to all Letter of Credit Obligations in accordance with the procedures set forth in Section 7.4 or deliver to the Agent a back-up letter of credit in amounts and on terms and conditions and with parties satisfactory to the Agent and each L/C Issuer that is, or may be, owed such Letter of Credit Obligations.
Each Lender and L/C Issuer hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
     8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
     8.12 Syndication Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document (other than the Syndication Agent Fee Letter), the Syndication Agent shall not have any duties or responsibilities, nor shall the Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent.
ARTICLE IX — MISCELLANEOUS
     9.1 Amendments and Waivers.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by the Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by the Agent with the consent of the Required Lenders), the Borrower and acknowledged by the Agent, do any of the following:
          (i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));
          (ii) postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (other than prepayments pursuant to subsections 1.8(c) through (e);
          (iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;
          (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
          (v) amend Section 1.19, this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or
          (vi) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;
it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).
          (b) No amendment, waiver or consent shall, unless in writing and signed by the Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.
          (c) No amendment or waiver shall, unless signed by Required Revolving Lenders (or by the Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by the Agent with the consent of the Required Lenders): (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of Credit) in Section 2.2; (ii) amend or waive non-compliance with any provision of subsection 1.1(c); (iii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of L/C Issuer to issue any Letter of Credit) in Section 2.2; (iv) amend or waive this Section 9.1(c) or the definitions of the terms used in this Section 9.1(c) insofar as the definitions affect the substance of this Section 9.1(c); and (v) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder.
     9.2 Notices.
          (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.
          (b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
          (c) Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

          (d) Notwithstanding anything to the contrary contained in this Section 9.1, the Agent may amend Schedule 1.1(a) to reflect assignments entered in pursuant to Section 9.9.
     9.3 Electronic Transmissions.
          (a) Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
          (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL

LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
     9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, but limited with respect to Attorney Costs of one law firm on behalf of the Agent and its Related Persons, (b) the Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agent for its examiners), and (c) each of the Agent, each Lender, its respective Related Persons, and L/C Issuer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, Loan Document, Obligation or the Transactions (or the response to and preparation for any subpoena or request for document production relating thereto), but limited with respect to Attorney Costs to the fees and disbursements of one law firm on behalf of the Agent and one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.
     9.6 Indemnity.
          (a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Transaction Document, any Obligation (or the repayment thereof), any Letter of Credit, or the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
          (b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any

Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable to acts of such Indemnitee.
     9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
     9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.
     9.9 Assignments and Participations; Binding Effect.
          (a) This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and the Agent and when the Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VIII (other than Sections 8.9 and 8.10)), the Agent, each Lender and L/C Issuer party hereto and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, the Borrower, any other Credit Party, any L/C Issuer or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
          (b) Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance as to Persons other than holders of Subordinated Indebtedness or Equity Interests of Holdings shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that (x) such Sales do not have to be ratable between the

Revolving Loan and Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or a Term Loan and (y) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, except that Sales of Term Loans shall be in a minimum amount of $3,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrower and the Agent.
          (c) The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 1.15 and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 9.9(b)(iii), upon the Agent (and the Borrower, if applicable) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
          (d) Subject to the recording of an Assignment by the Agent in the Register pursuant to Section 1.4 (b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender; provided that such assignee shall not be entitled to any greater rights under Section 1.15 hereof than the assigning Lender was entitled in the absence of such Assignment, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (e) In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
          (f) In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Section 1.15, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 1.15 and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and each of Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Upon the grant of a participation or a grant of its commitment to an SPV by a Lender pursuant to this Section 9.9, such Lender (on behalf of the Borrower) shall maintain a register analogous to the Register described in Section 1.4(d) above.
     9.10 Confidentiality(a) . Each Lender, L/C Issuer and the Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of all information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, in each case on a “need to know” basis and to the extent that they are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority (in which case such Lender, L/C Issuer or Agent shall promptly notify the Borrower to the extent lawfully permitted to do so), (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs (including the investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.
     9.11 Set-off; Sharing of Payments.

          (a) Right of Setoff. Each of the Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, the L/C Issuers, their Affiliates and the other Secured Parties, may have.
          (b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.
     9.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

     9.13 Severability; Facsimile Signature. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.
     9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
     9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements.
     9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuer, the Agent and, subject to the provisions of Section 8.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
     9.18 Governing Law and Jurisdiction.
          (a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.
          (b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, each party hereto executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
          (c) Service of Process. Each party hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender or any Credit Party to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.
     9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
     9.20 Entire Agreement; Release; Survival.
          (a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY OF LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
          (b) In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits,

business or anticipated savings). Each of Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to Article VIII (The Agent), Section 9.5 (Costs and Expenses), Section 9.6 (Indemnity), this Section 9.20, and Article X (Taxes, Yield Protection and Illegality) of this Agreement, (ii) the provisions of Section 9.10 of this Agreement and (iii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) hereof, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
     9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
     9.22 Replacement of Lender. Within forty-five days after any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Agent and such non-consenting Lender of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such non-consenting Lender, which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the non-consenting Lender shall sell and assign its Loans and Commitments to such Replacement Lender, at par. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.
     9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

     9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.
ARTICLE X — [INTENTIONALLY OMITTED.]
ARTICLE XI — DEFINITIONS
     11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Agent Fees”	1.5(b)
“Agreement”	Preamble
“Borrower”	Preamble
“Customer and Content Material”	“Deposit Material”
“Default Rate”	1.6
“EBITDA”	Compliance Certificate
“Event of Default”	7.1
“Escrow Agent”	4.16
“Escrow Agreement”	4.16
“Fixed Charge Coverage Ratio”	Compliance Certificate
“Fronting Fee”	1.5(c)
“GE Capital”	Preamble
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Intellectual Property”	3.6
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	1.18(a)
“L/C Request”	1.18(b)
“L/C Sublimit”	1.18(a)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Maximum Revolving Loan Balance”	1.1(b)
“Modifications”	4.16
“Non-Funding Lender”	1.11(b)
“Notice of Conversion/Continuation”	1.8(b)
“OFAC”	3.20(a)
“Permitted Liens”	5.2
“Register”	1.4(b)

“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Sale”	9.9(b)
“Sale and Leaseback Transaction”	5.3
“Settlement Date”	1.11(b)
“Syndication Agent Fees”	1.5(b)
“Taxes”	10.1(a)
“Technical Material”	“Deposit Material”
“Term Loan”	1.1(a)
“Term Loan Commitment”	1.1(a)
“Unaudited Financial Statements”	3.4(a)
“Unused Commitment Fee”	1.5(a)
“Working Capital”	Exhibit 4.1(b)
     In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.
     “Agent” means GE Capital in its capacity as agent for the Lenders hereunder, and any successor agent.
     “Agent Fee Letter” means the confidential Fee Letter, dated November 16, 2007, between the Borrower and General Electric Capital Corporation.
     “Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $10,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $70,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

     “Applicable Fee” means:
     (a) for the period commencing on the Closing Date through the fifth (5th) Business Day after the date on which financial statements for March 31, 2008 are delivered, 0.50%; and
     (b) thereafter, the Applicable Fee shall equal the applicable fee in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Leverage Ratio	Applicable Fee
Greater than or equal to 4.25 to 1	0.50%

Less than 4.25 to 1 and greater than or equal to 3.75 to 1	0.50%

Less than 3.75 to 1 and greater than or equal to 3.00 to 1	0.375%

Less than 3.00 to 1	0.25%
The Applicable Fee shall be adjusted from time to time upon delivery to the Agent of the quarterly financial statements for each fiscal quarter required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal quarter for which such financial statements are delivered. If such calculation indicates that the Applicable Fee shall increase or decrease, then on the fifth (5th) Business Day following the date of delivery of such financial statements and written calculation the Applicable Fee shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal quarter by the date required pursuant to Section 4.1, then, at the Agent’s election, effective as of the fifth (5th) Business Day following the date on which such financial statements were to have been delivered, and continuing through the fifth (5th) Business Day following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Fee shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.
     “Applicable Margin” means:
     (a) for the period commencing on the Closing Date through the fifth (5th) Business Day after the date on which financial statements for March 31, 2008 are delivered: (x) if a Base Rate Loan, three percent (3.00%) per annum and (y) if a LIBOR Rate Loan, four percent (4.00%) per annum; and

     (b) thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:
Revolving Loans, Swing Loans and Term Loan

Leverage Ratio	LIBOR Margin	Base Rate Margin
Greater than or equal to 4.25 to 1	4.00%	3.00%

Less than 4.25 to 1 and greater than or equal to 3.75 to 1	3.75%	2.75%

Less than 3.75 to 1 and greater than or equal to 3.00 to 1	3.50%	2.50%

Less than 3.00 to 1	3.25%	2.25%
The Applicable Margin shall be adjusted from time to time upon delivery to the Agent of the quarterly financial statements for each fiscal quarter required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal quarter for which such financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the fifth (5th) Business Day following the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal quarter by the date required pursuant to Section 4.1, then, at the Agent’s election, effective as of the fifth (5th) Business Day following the date on which such financial statements were to have been delivered, and continuing through the fifth (5th) Business Day following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.
     “Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

     “Arrangers” shall mean GE Capital Markets, Inc. and Newstar Financial, Inc., in their capacities as joint lead arrangers hereunder.
     “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business) by Holdings or any of its Restricted Subsidiaries and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of Holdings, in each case, to any person other than (i) Holdings, (ii) Borrower, (iii) any Subsidiary Guarantor or (iv) other than for purposes of Section 5.6, any other Restricted Subsidiary; provided that any sale, transfer or other disposition or issuance of Equity Interests of any Foreign Subsidiary (other than a First Tier Foreign Subsidiary) to another Foreign Subsidiary or otherwise permitted by Section 6.14 shall not be deemed to be an “Asset Sale”.
     “Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Agent, in substantially the form of Exhibit  11.1(a) or any other form approved by the Agent.
     “Attorney Costs” means all reasonable and documented fees and disbursements of any law firm or other external counsel.
     “Available Amount” shall mean, on any date of determination, an amount equal to (a) the sum of (i) an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all Excess Cash Flow Periods that is not (and, in the case of any fiscal year where the respective required date of prepayment has not yet occurred pursuant to Section 1.10(f), will not on such date of required prepayment be) required to be applied in accordance with Section 1.10(f), plus (ii) the net proceeds from Excluded Equity Issuances after the Closing Date, plus (iii) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities contributed to the capital of the Borrower following the Closing Date (other than by a Restricted Subsidiary), plus (iv) 100% of the aggregate amount of Net Proceeds not required to be applied to the Loans pursuant to Section 1.10 and the fair market value, as determined in good faith by the Borrower, of marketable securities received by the Borrower or a Restricted Subsidiary from the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of acquisitions and investments made by the Borrower or its Restricted Subsidiaries pursuant to Section 5.4(k) or Section 5.7(c) (up to an amount equal to the amount deducted from the Available Amount when these investments were initially made), and any dividends, distributions, return of capital, interest, fees, premium, income, profits and other amounts realized from such acquisitions or investments by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date (excluding such amounts as are included in Consolidated EBITDA while such investments are owned), plus (v) an amount equal to the Net Proceeds of all other Asset Sales and Events of Loss after the Closing Date that are not required to be applied (whether as a prepayment or reinvestment) in accordance with

Sections 1.10(c) or (e), plus (vi) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to include the merger, consolidation or similar transaction of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary, so long as the Borrower or a Restricted Subsidiary is the surviving entity, and the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary), the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Borrower in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, minus (b) the portion of the Available Amount previously utilized pursuant to Sections 5.4(k), 5.7(c), 5.8(g) and 5.11(a).
     “Available Cash” shall mean, on any date of determination, an amount equal to (a) the amount of the cash and Cash Equivalents in excess of $2,000,000 on the Borrower’s balance sheet as of the Closing Date, minus (b) the portion of the Available Cash previously utilized pursuant to Sections 5.4(k), 5.7 (c), 5.8(k) and 5.11(a).
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.
     “Base Rate” means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate or the Federal Funds Rate.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.
     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

     “Capital Expenditures” shall mean, for any period, without duplication, the sum of all expenditures made by any person for assets, or for replacements or substitutions therefore or improvements or additions thereto, that should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such person; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition or (b) to the extent permitted by this Agreement, a reinvestment of the Net Proceeds of any Asset Sale or Event of Loss.
     “Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
     “Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.
     “Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, or any state or commonwealth thereof, or any member nation of the European Union as of January 1, 2005, or any agency or instrumentality of any of the foregoing, in each case having maturities of not more than one year from the date of acquisition by such person; provided that the full faith and credit of the United States, such state or commonwealth or such member nation, as applicable, is pledged in support thereof; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $250.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper and fixed or variable notes issued by any person meeting the qualifications specified in clause (b) above or incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) with respect to Foreign Subsidiaries only, investments equivalent to those referred to in clauses (a) through (e) above denominated in foreign currencies customarily used by persons for cash management purposes in any jurisdiction outside of the United States; and (g) demand deposit accounts maintained in the ordinary course of business.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

     A “Change in Control” shall be deemed to have occurred if:
     (a) prior to an IPO, Sponsor, directly or indirectly, at any time ceases to own 51% of the Equity Interests of Holdings;
     (b) Holdings at any time ceases to own 100% of the Equity Interests of Borrower;
     (c) prior to an IPO, the Equity Investors collectively cease to own, or to have the power, directly or indirectly, to vote or direct the voting of Equity Interests having a majority of the ordinary voting power for the election of directors of Holdings; provided that the foregoing shall not be a “Change of Control” if the Equity Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the Board of Directors of Holdings;
     (d) upon and following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Equity Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock of Holdings representing more than the greater of (i) 35% of the voting power of the total outstanding voting stock of Holdings and (ii) the percentage of the then outstanding voting stock of Holdings owned directly or indirectly, by the Equity Investors collectively; or
     (e) upon and following an IPO, during any period of twelve months, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved, or such director received the vote of an Equity Investor) cease for any reason to constitute a majority of the Board of Directors of Holdings.
     “Closing Checklist” means the closing checklist delivered by Agent to Borrower substantially in the form of Exhibit 2.1(o).
     “Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent and all Lenders.
     “Closing Dividend” means the Dividends paid (a) on the Closing Date by the Borrower to Holdings and by Holdings to the holders of its Equity Interests in an amount not to exceed $74,000,000 and (b) on or within nine (9) months after the Closing Date by the Borrower to Holdings and by Holdings to the holders of its Equity Interests in an amount not to exceed Available Cash.

     “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.
     “Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien now or hereafter exists or has been granted in favor of any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.
     “Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or the Agent for the benefit of the Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby.
     “Commitment” means, for each Lender, the sum of its Revolving Loan Commitment and Term Loan Commitment.
     “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit 4.1(d).
     “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (A) adding thereto, in each case only to the extent deducted in determining such Consolidated Net Income and without duplication:
     (a) Consolidated Interest Expense for such period,
     (b) Consolidated Amortization Expense for such period,
     (c) Consolidated Depreciation Expense for such period,
     (d) Consolidated Tax Expense and, without duplication, Permitted Tax Distributions,
     (e) out-of-pocket costs and expenses directly incurred in connection with the Transactions,

     (f) cash fees and expenses incurred in connection with any Investment or Permitted Acquisition permitted under Sections 5.4 or 5.7(c), the issuance of Equity Interests or Indebtedness or any amendment, modification, exchange, refinancing or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated),
     (g) to the extent actually reimbursed, cash expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition or any Investment permitted hereunder,
     (h) the payment of fees and expenses in connection with transactions permitted by Section 5.11,
     (i) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption,
     (j) the amount of payments in such period to the Sponsor to the extent otherwise permitted under Sections 5.8(h) or 5.9(e),
     (k) the aggregate amount of all other non-cash charges, including write offs or write downs, excluding bad debt write-offs and reserves, reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,
     (l) any non-cash loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments,
     (m) extraordinary losses, unusual or non-recurring charges, severance costs, relocation costs, integration and facilities opening and closing costs, signing costs, retention or completion bonuses, transition costs and costs from curtailments or modifications to pension and post-retirement employee benefit plans,
     (n) agency fees paid to the Agent and the Syndication Agent and letter of credit fees,
     (o) non-cash restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities),
     (p) any non-cash compensation expense recorded in respect of stock appreciation or similar rights, stock options, profit interests, restricted stock or other rights, and
     (q) an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period,

     (r) [intentionally omitted],
     (s) [intentionally omitted],
     (t) all charges or deductions resulting from purchase accounting adjustments in connection with the Transactions, a Permitted Acquisition or any Investment permitted hereunder,
     (u) [intentionally omitted],
     (v) [intentionally omitted], and
(B) subtracting therefrom, only to the extent included in determining such Consolidated Net Income and without duplication, (i) income from Dividends (excluding Dividends paid by one Credit Party or a Restricted Subsidiary to another Credit Party or another Restricted Subsidiary) and (ii) the aggregate amount of all non-cash gains increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.
Solely  for purposes of calculating  the Leverage Ratio, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period.
Notwithstanding the foregoing, for the fiscal periods ending on a date identified in the table below, Consolidated EBITDA for such fiscal period shall be deemed to have been the amount set forth opposite such date:

Fiscal Period Ending	Consolidated EBITDA
March 31, 2007	$2,359,913

June 30, 2007	$2,913,395

September 30, 2007	$5,666,165

October 31, 2007	$1,378,569
     “Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.
     “Consolidated Fixed Charges” shall mean, for any Test Period, Consolidated Interest Expense for such Test Period, adjusted by adding (without duplication):
     (a) the aggregate amount of Capital Expenditures for such Test Period;
     (b) Consolidated Tax Expense paid or payable in cash with respect to such Test Period (net of any cash refund in respect of income taxes actually received with respect to such period) and, without duplication, all Permitted Tax Distributions made during such period;
     (c) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations, but excluding such amortization payments on Indebtedness incurred to finance Capital Expenditures included in clause (b) above in such period or any prior period) of Borrower and its Restricted Subsidiaries for such period (as determined on the first day of the respective period);
     (d) management fees and charges permitted under Section 5.8(h) and added back in the calculation of Consolidated EBITDA for such Test Period;
     (e) the product of (i) all dividend payments on any series of Disqualified Capital Stock of Holdings or any of its Restricted Subsidiaries (other than dividend payments to Holdings or any of its Restricted Subsidiaries) made during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings and its Restricted Subsidiaries, expressed as a decimal;
     (f) the product of (i) all cash dividend payments (other than dividends permitted by Sections 5.8(d), (e) or (k)) on any common or Preferred Stock (other than Disqualified Capital Stock) of Holdings or any of its Restricted Subsidiaries (other than dividend payments to Holdings or any of its Restricted Subsidiaries) made during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings and its Restricted Subsidiaries, expressed as a decimal.
For purposes of determining compliance with the Fixed Charge Coverage Ratio in Section 6.3 for the fiscal quarters ending March 31, 2008, June 30, 2008 and September 30, 2008, Consolidated Fixed Charges shall be measured from January 1, 2008, and shall multiplied by 4.0, 2.0 and 1.333, respectively.
     “Consolidated Indebtedness” means Indebtedness described in clauses (a), (b), (d), (e), (f) and (h) of the definition thereof.
     “Consolidated Interest Expense” shall mean, for any period, (x) the total consolidated interest expense paid or payable in cash by Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding, to the extent included in interest expense, (i) debt issuance costs and other debt financing fees and expenses associated with the consummation of the Transaction incurred during such period, (ii) annual Agent Fees paid to the Agent and Syndication Agent Fees paid to the Syndication Agent during such period and (iii) cash costs associated with obtaining Secured Rate Contract incurred during such period, minus (y) to the extent paid or payable in cash, any interest income for such period.
For purposes of determining compliance with the Interest Coverage Ratio in Section 6.2 for the fiscal quarters ending March 31, 2008, June 30, 2008 and September 30, 2008,

Consolidated Interest Expense shall be measured from January 1, 2008, and shall be multiplied by 4.0, 2.0 and 1.333, respectively.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
     (a) the net income (or loss) of any person (other than a Restricted Subsidiary of Borrower) in which any person other than Borrower and its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries during such period;
     (b) the net income of any Restricted Subsidiary of Borrower that is not a Credit Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Restricted Subsidiary during such period;
     (c) any net gain, together with any related provisions for taxes on any such gain, realized during such period by Borrower or any of its Restricted Subsidiaries upon any disposition of assets (excluding any dispositions in the ordinary course of business) by Borrower or any of its Restricted Subsidiaries;
     (d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period (including Statement of Financial Accounting Standards No. 52 – Foreign Currency Translation);
     (e) earnings resulting from any reappraisal, revaluation or write-up of assets; unrealized gains and losses with respect to the obligations under the Secured Rate Contracts for such period; and
     (f) any extraordinary, unusual or non-recurring gain or income (or extraordinary, unusual or non-recurring loss or expense (provided that any cash write-down or write-off of receivables shall not be deemed to be an extraordinary, unusual or non-recurring loss or expense)), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Restricted Subsidiaries during such period and, to the extent such gains or losses are cash events and consist of unusual or non-recurring items exceeding $500,000 in the aggregate during any Test Period, Agent consents to such treatment.
For purposes of this definition of “Consolidated Net Income,” Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Holdings made pursuant to Sections 5.8(c) and (d).

     “Consolidated Tax Expense” for any period means with respect to Holdings and its Subsidiaries taxes paid or payable on or measured by net income or revenue in the State of Texas.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
     “Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.
     “Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
     “Credit Parties” means Holdings, the Borrower and each Domestic Subsidiary that is a Restricted Subsidiary (i) which executes this Agreement as a “Credit Party,” (ii) which executes a guaranty of the Obligations, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Equity Interests of which is pledged to Agent for the benefit of the Secured Parties.
     “Debt Service” shall mean, for any period, Consolidated Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Deposit Material” means (a) all relevant pass codes, all source code, the manual commonly known as the “Server Configuration Manual” (and any replacement manual or documentation) including system architecture flow charts and data structures, the manual commonly known as the “Documentation Manual” (and any replacement manual or documentation), and third-party software list required to reproduce the operating environment and create an operational instance of Borrower’s business offerings (collectively, the “Technical Material”), and (b) customer information (e.g., sales data, product customizations, statistics, etc.) relating to active customers and all content libraries (e.g., instructional based materials, educational questions, answers and related content, etc.) used or held for use in Borrower’s business (collectively, the “Customer and Content Material”).
     “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days following the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days following the Term Loan Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days following the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
     “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
     “Dollars”, “dollars” and “$” each mean lawful money of the United States of America.
     “Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
     “Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability under or pursuant to Environmental Laws for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
     “Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of the Environment, the Release or threatened Release of Hazardous Material, and any and all Environmental Permits.
     “Environmental Liabilities” means all Liabilities (including costs of Responses, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
     “Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
     “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “Equity Investors” shall mean (a) the Sponsor, its limited partners and any person making an Investment in Holdings or a direct or indirect parent thereof concurrently with the Sponsor and (b) the members of management of Holdings, the Borrower and their Subsidiaries who are investors, directly or indirectly, in the Borrower.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Credit Party or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a

Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Credit Party.
     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
     “Excess Cash Flow” shall mean, for each fiscal year, Consolidated EBITDA, for such fiscal year, adjusted by (A) subtracting the following:
     (a) Debt Service;
     (b) Capital Expenditures during such fiscal year;
     (c) Consolidated Tax Expense paid or payable in cash with respect to such fiscal year;
     (d) without duplication of clause (c) above, Permitted Tax Distributions that are paid or payable with respect to such fiscal year;
     (e) to the extent included in arriving at Consolidated EBITDA for such fiscal year, the fees and reimbursements paid during such fiscal year in compliance with Section 5.9(h);
     (f) losses excluded from the calculation of Consolidated Net Income by operation of clause (f) of the definition thereof that are paid in cash during such fiscal year;
     (g) Dividends paid by Holdings and its Restricted Subsidiaries to the extent that such Dividends are permitted to be made under Sections 5.8(b), (c) or (h);
     (h) to the extent added to Consolidated EBITDA, cash costs and expenses directly incurred in connection with the Transactions to the extent paid from Borrower’s balance sheet cash-on-hand as of the Closing Date and cash expenses added to Consolidated EBITDA pursuant to clauses (g), (j), (k), (n) and (o) of the definition thereof;
     (i) to the extent not financed with the proceeds of Indebtedness or an Equity Issuance, cash amounts utilized to pay Acquisition Consideration for a Permitted Acquisition;

     (j) to the extent not financed with proceeds of Indebtedness or an Equity Issuance, cash fees and expenses incurred in connection with any Investment or Permitted Acquisition permitted under Sections 5.4(k) or 5.7(c) to the extent included in Consolidated EBITDA by operation of clause (f) of the definition thereof;
     (k) cash expenditures made in respect of Secured Rate Contracts to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense;
     (l) cash fees and expenses in connection with exchanges or refinancings of Indebtedness permitted by Section 5.1 or early extinguishment of Indebtedness, to the extent added back in the calculation of Consolidated EBITDA in each case paid in such fiscal year;
     (m) cash indemnity payments made in such fiscal year pursuant to indemnification provisions in any agreement in connection with any Permitted Acquisition, Asset Sale or any other Investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date) to the extent not deducted in the calculation of Consolidated EBITDA;
     (n) extraordinary, unusual or non-recurring cash charges taken in such fiscal year to the extent excluded from the calculation of Consolidated Net Income;
     (o) to the extent added to Consolidated EBITDA, cash losses from discontinued operations in such fiscal year;
     (p) income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) or (f) of the definition thereof that is realized in cash during such fiscal year (except to the extent such gain is subject to Section 1.10(c), (d), (e), (f) or (g)); and
(B) adding or subtracting, as the case may be, decreases or increases in Working Capital during such fiscal year (measured as of the first and last days of that fiscal year).
     “Excess Cash Flow Period” shall mean each fiscal year of Borrower commencing with the fiscal year ended December 31, 2008.
     “Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of (a) Equity Interests by Holdings to management or employees of a Credit Party or any Restricted Subsidiary under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Equity Interests by a Wholly-Owned Subsidiary of the Borrower to the Borrower or another Wholly-Owned subsidiary of the Borrower constituting an Investment permitted hereunder, (c) Equity Interests by a Wholly-Owned Subsidiary of Holdings to Holdings or another Wholly-Owned subsidiary of Holdings constituting an Investment permitted hereunder,

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, Equity Interests by Holdings to its direct or indirect parent, Sponsor or any other Equity Investor of Holdings as of the Closing Date and (e) Equity Interests by a Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Equity Interests of Foreign Subsidiaries.
     “Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations, (d) any Subsidiary that is a special purpose entity, (e) any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes that solely owns stock of a non-disregarded non-U.S. entity, (f) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrower, (g) any Foreign Subsidiary with respect to which, in the reasonable judgment of the Borrower, providing a guarantee of the Obligations would result in any adverse tax consequences to the Borrower and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrower, the burden or cost or of providing a guarantee of the Obligations shall outweigh the benefits to be afforded thereby.
     “Excluded Taxes” shall mean, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its income (however denominated), franchise taxes imposed on it (in lieu of income taxes) and branch profits taxes imposed on it or any similar tax, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or by reason of a present or former connection between the recipient and the jurisdiction of Borrower (other than such connection arising solely from such recipient having executed, delivered, or performed its obligations under, or enforced, this Agreement or any other Loan Document), (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed under a law that was in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 1.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 1.16; provided that this subclause (i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 1.14(d), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 1.15(e) and (c) any U.S. federal backup withholding taxes imposed as a result of a Lender’s failure to comply with Section 1.15(g).
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the

Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
     “E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
     “Fee Letters” means, individually or collectively as the context requires, the Agent Fee Letter and the Syndication Agent Fee Letter.
     “Fees” shall mean the Unused Commitment Fees, the Agent Fees, the Syndication Agent Fees, the Letter of Credit Fees and the Fronting Fees.
     “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.
     “FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).
     “First Tier Foreign Subsidiary” means a Foreign Subsidiary more than fifty percent (50%) of the voting Equity Interests of which are held directly by the Borrower or indirectly by Borrower through one or more Domestic Subsidiaries.
     “Foreign Plan” shall mean any defined benefit pension plan maintained or contributed to by any Credit Party with respect to employees employed outside of the United States.
     “Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to the Agent and Borrower, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.
     “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
     “Immaterial Subsidiary” shall mean, with respect to any person, any Subsidiary that does not own property with a value in excess of $250,000.
     “Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Equity Interests (or any Equity Interests of a direct or indirect parent entity thereof) prior to the date that is 180 days after the final scheduled installment payment date for a Term Loan, valued at, in the case of redeemable Preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Equity Interests plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
     “Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.
     “Insurance Policies” means the insurance policies and coverages required to be maintained by each Credit Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 4.4 and all renewals and extensions thereof.
     “Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Credit Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
     “Interest Coverage Ratio” shall mean for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.
     “Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6), nine (9) or twelve (12) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6), nine (9) or twelve (12) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the last day of each calendar quarter.
     “Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months (or, if each affected Lender so agrees, two (2) weeks or nine (9) or twelve (12) months) thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
     (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period for the Term Loan shall extend beyond the last scheduled payment date therefor and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.
     “Investments” shall have the meaning assigned to such term in Section 5.4.
     “IPO” means an initial public offering of Equity Interests of Holdings or any direct or indirect parent thereof registered with the Securities and Exchange Commission resulting in a listing of Holdings’ Equity Interests on a public exchange or the NASDAQ.
     “IRS” means the Internal Revenue Service of the United States and any successor thereto.
     “Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
     “L/C Issuer” means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent and reasonably acceptable to the Borrower, in such Person’s capacity as an issuer of Letters of Credit hereunder.
     “L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.
     “Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Agent.
     “Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers’ acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.
     “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C

Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.
     “Leverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated Indebtedness on such date (net of cash and Cash Equivalents subject to Control Agreements in favor of Agent) to (b) Consolidated EBITDA for the Test Period ended on such date.
     “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
     “LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.
     “LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.
     “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.
     “Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.
     “Loan Documents” means this Agreement, the Notes, the Fee Letters, the Collateral Documents, the Escrow Agreement and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, results of operations, assets or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole or (b) (i) the legality, validity, binding effect or enforceability of any Loan Document or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Secured Parties under any of the Collateral Documents.
     “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law.
     “Mortgaged Property” shall mean each Real Property, if any, of a Credit Party which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 4.11(c).
     “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Credit Party or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Credit Party or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Credit Party could incur liability.
     “Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.
     “Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making an Asset Sale and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of an Asset Sale (i) the direct costs relating to such Asset Sale excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof and Permitted Tax Distributions as a result of such Asset Sale, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Asset Sale and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
     “Note” means any Revolving Note, Swingline Note or Term Note and “Notes” means all such Notes.

     “Notice of Borrowing” means a notice given by the Borrower to the Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.
     “Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.
     “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
     “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document and all interest and penalties related thereto.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
     “PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.
     “Permitted Acquisition” means any Acquisition by (i) the Borrower or any Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary of substantially all of the assets of a target company, which assets are located in the United States or (ii) the Borrower or any Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary of 100% of the Equity Interests of a target company organized under the laws of any State in the United States or the District of Columbia to the extent that each of the following conditions shall have been satisfied:
     (a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;
     (b) the Borrower shall have furnished to the Agent and Lenders at least ten (10) Business Days prior to the consummation of such Acquisition (1) if available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Agent, such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis (as set forth in the definition of Consolidated EBITDA) compliance with the covenants set forth in Article VI hereof after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 4.11) as the Agent reasonably shall request;
     (c) the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.11;
     (d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target company;
     (e) no Default or Event of Default shall then exist or would exist after giving effect thereto;
     (f) the total consideration paid or payable (including without limitation, any deferred payment and the principal amount of all Indebtedness assumed in connection therewith) for all Acquisitions consummated during the term of this Agreement shall not exceed $10,000,000 in the aggregate for all such Acquisitions plus the Available Amount plus Available Cash; and
     (g) the target company has EBITDA, subject to proforma adjustments acceptable to the Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero.
     (h) the target company shall be, or shall be engaged in, a business of the type that the Borrower and the Restricted Subsidiaries are permitted to be engaged in under Section 5.13(b) hereof.
     “Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the

Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 5.1; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity no less than, the Indebtedness being modified, refinanced, refunded, renewed or extended; (c) such modification, refinancing, refunding, renewal or extension shall not be on material terms that are, taken as a whole, materially more onerous to any Credit Party or Lender than the Indebtedness being modified, refinanced, refunded, renewed or extended and shall not have defaults, rights or remedies that are, taken as a whole, materially more burdensome to any Credit Party or Lender than the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loans, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loans on terms not materially less favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (or otherwise reasonably acceptable to the Agent) and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens, then such modification, refinancing, refunding, renewal or extension shall not be secured by any Property not subject to such Liens at such time.
     “Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings and by Holdings to its members of an amount equal to the product of (x) the taxable income of Holdings and (y) 40%.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Credit Party or its ERISA Affiliate or with respect to which any Credit Party could incur liability (including under Section 4069 of ERISA).
     “Pledged Collateral” means, collectively, the “Pledged Collateral,” as defined in the Guaranty and Security Agreement.
     “Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.
     “Pro Forma Basis” shall mean on a basis in accordance with GAAP and Article 11 of Regulation S X or otherwise reasonably satisfactory to the Agent, which, for the avoidance of doubt with respect to the calculation of the Leverage Ratio, includes both the incurrence of Indebtedness and the usage of cash and Cash Equivalents.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Pro Rata Share” means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan prior to the Revolving Termination Date, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the Aggregate Revolving Loan Commitment and (b) with respect to the Revolving Loan on and after the Revolving Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Loans held by that Lender, by (ii) the outstanding principal balance of the Revolving Loans held by all Lenders.
     “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
     “Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
     “Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
     “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
     “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
     “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing,

dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect plus the aggregate unpaid principal balance of the Term Loan then outstanding, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then having more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided that at any time when there are two or more Lenders, “Required Lenders” shall include at least two Lenders which are not Affiliates or Approved Funds of each other.
     “Required Revolving Lenders” means Lenders having (a) more than fifty percent (50%) of the Aggregate Revolving Loan Commitments of all Lenders, or (b) if the Aggregate Revolving Loan Commitments have terminated, more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided that at any time when there are two or more Revolving Lenders, “Required Revolving Lenders” shall include at least two Lenders which are not Affiliates or Approved Funds of each other.
     “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Response” shall mean (a) “response,” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform at concentrations in excess of those allowed by Environmental Laws, including any studies and investigations in connection therewith.
     “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
     “Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.
     “Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans.)

     “Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.
     “Revolving Termination Date” means the earlier to occur of: (a) the 6th anniversary of the Closing Date; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.
     “Secured Party” means the Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.
     “Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto, which is a Secured Swap Provider.
     “Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with Borrower and of which Agent has been notified in writing, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.
     “Sponsor” shall mean Providence Equity Partners Inc. and its Affiliates.
     “SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.
     “Subordinated Indebtedness” means the Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated in right of payment to the Obligations (including, without limitation, Indebtedness permitted by Section 5.1(l)(B)).
     “Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.
     “Swingline Commitment” means $3,000,000.
     “Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.
     “Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.
     “Swingline Request” has the meaning specified in subsection 1.1(d)(ii).
     “Swing Loan” has the meaning specified in subsection 1.1(d)(i).
     “Syndication Agent” shall mean Newstar Financial, Inc., as syndication agent, and its successors and assigns from time to time.
     “Syndication Agent Fee Letter” means the confidential Fee Letter, dated November 16, 2007, between the Borrower and NewStar Financial, Inc.
     “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan Maturity Date” means the 6th anniversary of the Closing Date.
     “Term Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 11.1(f) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made to the Borrower by such Lender.
     “Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 4.1(a)(i), (a)(ii) or (b)(i); provided that for purposes of determining compliance with Sections 6.2 and 6.3, as of March 31, 2008, June 30, 2008 and September 30, 2008, Consolidated Interest Expense and Consolidated Fixed Charges shall be measured for periods commencing January 1, 2008 and shall be annualized.
     “Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (b) the payment of the Closing Dividend; and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     “United States” and “U.S.” each means the United States of America.
     “Unrestricted Subsidiary” means (a) any Subsidiary of Holdings that shall have been designated as an “Unrestricted Subsidiary” in accordance with the provisions of

Section 4.15 hereof and (b) any Subsidiary of an Unrestricted Subsidiary. Borrower shall not be an Unrestricted Subsidiary.
     “U.S. Lender Party” means each Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.
     “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Equity Interests, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     “Withdrawal Liabilities” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
     11.2 Other Interpretive Provisions.
          (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
          (b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
          (c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
          (d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
          (e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments,

including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
          (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
     11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, the Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.
     11.4 Payments. The Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
     11.5 Press Release and Related Matters. No party hereto shall, and shall not permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring any Lender, any titled party hereunder any other party hereto or any of their respective Affiliates without the prior consent of such Person except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Person prior thereto; provided, that the Arrangers and their respective Affiliates may provide customary information to industry trade organizations with respect to all or any part of the credit facilities provided hereunder for inclusion in league table measurements.
[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

STUDY ISLAND, LLC

By:	/s/ James B. Walburg

Title:	SVP & CFO
FEIN:	20-8086794

Address for notices:

Study Island, LLC
3400 Carlisle Street
Suite 345
Dallas, TX 75204
Attention: James B. Walburg
Phone: 1-800-419-3191 x7160
Fax: 1-866-515-9145
E: james.walburg@studyisland.com

with a copy to:

Providence Equity Partners Inc.
390 Park Avenue
4th Floor
New York, New York 10022
Attention: David Phillips
Telecopier No.: 401-751-1593
E-mail: d.phillips@provequity.com

and to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Angela L. Fontana
Telecopier No.: (214) 746-7777
E-mail: angela.fontana@weil.com

Address for Wire Transfers:

[Signature Page to the Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CREDIT PARTY:

STUDY ISLAND HOLDINGS, LLC

By:	/s/ James B. Walburg

Title:	SVP & CFO
FEIN:	20-8086802

Study Island Holdings, LLC
3400 Carlisle Street
Suite 345
Dallas, TX 75204
Attention: James B. Walburg
Phone: 1-800-419-3191 x7160
Fax: 1-866-515-9145
E: james.walburg@studyisland.com

with a copy to:

Providence Equity Partners Inc.
390 Park Avenue
4th Floor
New York, New York 10022
Attention: David Phillips
Telecopier No.: 401-751-1593
E-mail: d.phillips@provequity.com

and to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Angela L. Fontana
Telecopier No.: (214)746-7777
E-mail: angela.fontana@weil.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent, L/C Issuer, Swingline Lender and as a Lender

By:	/s/ Brian Y. Guffin

Title:	Its Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation
2325 Lakeview Parkway, Suite 700
Alpharetta, GA 30004
Attention: Study Island, Account Manager
Electronic Transmission Address: brian.guffin@ge.com
Telecopier No.: 678/624-7903
Telephone No.: 678/624-7900

With a copy to:

Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois 60606-6401
Attention: David G. Crumbaugh
Telecopier No.: (372) 993-9767
Telephone No.: (312) 876-7700

and to:

General Electric Capital Corporation
2325 Lakeview Parkway, Suite 700
Alpharetta, GA 30004
Attention: Corporate Counsel-Commercial Finance
Electronic Transmission Address: howard.salk@ge.com
Telecopier No.: 678/624-7902
Telephone No.: 678/624-7900
[Signature Page to the Credit Agreement]

Address for payments: Deutsche Bank Trust Company Americas Acct Name: CFS GMC Collection Account Acct Number: 50280805 ABA Number: 021-001-033 Ref: Study Island, LLC / CFN8822

Signature Page of Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

NEWSTAR WAREHOUSE FUNDING 2005 LLC, as a Lender

By:	NewStar Financial, Inc.
Its Manager

By:	/s/ Cheryl Carangelo

Title:	Director-Portfolio Manager

Address for notices:

NewStar Financial, Inc.
500 Boylston Street, Suite 1600
Boston, MA 02116
Attn: Cheryl Carangelo
Electronic Transmission Address:
ccarangelo@newstarfin.com
Phone: (617) 848-4300
Fax: (617) 848-2547

Lending Office:

NewStar Financial, Inc.
500 Boylston Street, Suite 1600 Boston, MA 02116

Address for payments:

Wachovia Bank, N.A.
Acct Name: NewStar Concentration LLC
Acct Number: 2000032625215
ABA Number: 031-201-467
Ref: Study Island, LLC
[Signature Page to the Credit Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

NEWSTAR CP FUNDING LLC, as a Lender

By:	NewStar Financial, Inc.
Its Designated Manager

By:	/s/ Cheryl Carangelo

Title:	Director-Portfolio Manager

Address for notices:

NewStar Financial, Inc.
500 Boylston Street, Suite 1600
Boston, MA 02116
Attn: Cheryl Carangelo
Electronic Transmission Address:
ccarangelo@newstarfin.com
Phone: (617) 848-4300
Fax: (617) 848-2547

Lending Office:

NewStar Financial, Inc.
500 Boylston Street, Suite 1600
Boston, MA 02116

Address for payments:

Wachovia Bank, N.A.
Acct Name: NewStar Concentration LLC
Acct Number: 2000032625215
ABA Number: 031-201-467
Ref: Study Island, LLC
[Signature Page to the Credit Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

BMO CAPITAL MARKETS FINANCING INC

By:	/s/ Kathleen J. Collins

Title:	Director

Address for notices:

Lending office:
Signature Page of Credit Agreement

Schedule 1.1(a)
Term Loan Commitments

General Electric Capital Corporation	$27,500,000

NewStar Warehouse Funding 2005 LLC	$13,750,000

NewStar CP Funding LLC	$13,750,000

BMO Capital Markets Financing, Inc.	$15,000,000

Schedule 1.1(b)
Revolving Loan Commitments

General Electric Capital Corporation	$3,928,571.43

NewStar CP Funding LLC	$3,928,571.43

BMO Capital Markets Financing, Inc.	$2,142,857.14